Exhibit(a)(12)

AUDET & PARTNERS, LLP

William M. Audet (No. 117456)

221 Main Street, Suite 1460

San Francisco, CA 94105

Telephone: (415)568-2555

Facsimile: (415)568-2556

Liaison Counsel for Plaintiffs

(Additional counsel listed on signature page)

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF SAN FRANCISCO

In re CNET NETWORKS, INC., DERIVATIVE SHAREHOLDER ACTION	MASTER FILE NO. CGC-06-452728, (consolidated with nos. CGC-06-453290 and CGC-06-45630)

First Action Filed: May 31, 2006
This Document Relates to: ALL ACTIONS.	MEMORANDUM OF POINTS AND AUTHORITIES IN SUPPORT OF PLAINTIFFS’ MOTION FOR LEAVE TO FILE PROPOSED FIRST AMENDED COMPLAINT AND TO LIFT THE “HOLD” WITH RESPECT TO PLAINTIFFS’ NEW CLAIMS

	Date:	August 11, 2008
	Time:	3:30 p.m.
	Dept.:	304
	Judge:	The Honorable Richard A. Kramer

MPA IN SUPPORT OF PLAINTIFFS’ MOTION FOR LEAVE TO FILE PROPOSED FIRST AMENDED COMPLAINT AND TO LIFT THE “HOLD” WITH RESPECT TO PLAINTIFFS’ NEW CLAIMS MASTER FILE NO. CGC-06-452728

I.	INTRODUCTION

This shareholder action seeks to remedy the misconduct of the Board and several senior officers of CNET Networks, Inc. (“CNET” or the “Company”), relating to the “backdating” of stock options from 1997 to 2004. In light of the substantial overlap between Plaintiffs’ derivative claims and those brought by other CNET shareholders in federal court (the “Federal Action”1), by order dated February 27, 2007, this Court placed this action “on hold” while the Federal Action proceeded. Plaintiffs now seek leave to amend their complaint so that Plaintiffs can pursue new claims that relate to CNET’s Board of Directors’ agreement to sell CNET to CBS Corporation (“CBS”) for $11.50 per share in cash (the “Acquisition”). In the Proposed Amended Complaint (submitted herewith as Exhibit A), Plaintiffs challenge the fairness of the consideration being offered in the Acquisition, the process by which the Acquisition was negotiated, and the material misstatements and omissions from the Company’s proxy filings relating to the Acquisition. Defendants are not prejudiced by the filing of an amended complaint, because Plaintiffs have not previously amended, and no responsive pleadings have been filed by Defendants. Moreover, these new claims are not being pursued by plaintiffs in the Federal Action, and are wholly distinct from the duplicative claims, which led this Court to place this action “on hold.” Therefore, the Court should grant Plaintiffs leave to amend and lift the “hold” with respect to Plaintiffs’ new claims regarding the Acquisition, which was only recently announced, while keeping Plaintiffs’ derivative claims on hold in favor of the Federal Action.

II.	ARGUMENT

A.	Plaintiffs Should Be Permitted To Amend As of Right

Plaintiffs are free to amend as a matter of right under Cal. Code Civ. Proc. § 472 (“Section 472”) because Plaintiffs have not yet amended their complaint and defendants have not filed an answer or demurrer in this action. See Lamoreux v. San Diego & A. E. R. Co., 48 Cal. 2d 617,623 (1957) (“Section 472 of the Code of Civil Procedure provides that any pleading may be amended

[1]	The “Federal Action,” captioned In re CNET Networks, Inc. Shareholder Derivative Litigation, Master File No. C-06-03817-WHA (N.D. Cal. filed June 19, 2006), is pending before Judge Alsup in the United States District Court for the Northern District of California.

MPA IN SUPPORT OF PLAINTIFFS’ MOTION FOR LEAVE TO FILE PROPOSED FIRST AMENDED COMPLAINT AND TO LIFT THE “HOLD” WITH RESPECT TO PLAINTIFFS’ NEW CLAIMS MASTER FILE NO. CGC-06-452728	- 2 -

once by the party as a matter of right at any time before answer or demurrer is filed.”). Specifically, Section 472 provides that “[a]ny pleading may be amended once by the party of course, and without costs, at any time before the answer or demurrer is filed, or after demurrer and before the trial of the issue of law thereon, by filing the same as amended and serving a copy on the adverse party, and the time in which the adverse party must respond thereto shall be computed from the date of notice of the amendment.” The general rule is that requests for leave to amend are liberally granted. Nestle v. City of Santa Monica, 6 Cal. 3d 920, 939 (1972). “[T]here is a strong • policy in favor of liberal allowance of amendments.” Mesler v. Bragg Management Co., 39 Cal. 3d 290, 297 (1985); see also Mable v. Hyatt, 61 Cal. App. 4th 581, 596 (1998) (“If discovery and investigation develop factual grounds justifying timely amendment to a pleading, leave to amend must be liberally granted.”).

As one appellate court summarized it:

[I]t is a rare case in which a Court would be justified in refusing a party leave to amend its pleadings so that he may properly present his case. . . . If the motion to amend is timely made and the granting of the motion will not prejudice the opposing party, it is error to refuse permission to amend and where the refusal also results in a party being deprived of the right to assert a meritorious cause of action or meritorious defense, it is not only error, but an abuse of discretion.

California Casualty General Insurance Co. v. Superior Court, 173 Cal. App. 3d 274, 278 (1985), overruled on other grounds by Kransco v. American Empire Surplus Lines Insurance Co., 23 Cal. 4th 390 (2000) (citations omitted). Indeed, prejudice to Defendants would be the only possible ground for denying this request for leave to amend, and Defendants can make no such showing, since no trial date has been set and no discovery deadlines have passed. See Hirsa v. Superior Court, 118 Cal. App. 3d 486, 490 (1981) (holding that prejudice in the context of amending a complaint does not include the fact that defendants may face new legal theories or increased exposure as a result of amendment).

B.	Leave To Amend Should Be Granted Because Plaintiffs’ New Claims Are Not Being Prosecuted In Federal Court

This action has been placed “on hold” in favor of the substantially similar Federal Action for more than a year. Plaintiffs in the Federal Action, however, have not sought any redress for

MPA IN SUPPORT OF PLAINTIFFS’ MOTION FOR LEAVE TO FILE PROPOSED FIRST AMENDED COMPLAINT AND TO LIFT THE “HOLD” WITH RESPECT TO PLAINTIFFS’ NEW CLAIMS MASTER FILE NO. CGC-06-452728	- 3 -

Defendants’ misconduct relating to the Acquisition. These claims are wholly distinct from those underlying the Federal Action and are properly brought in this Court as common law breaches of fiduciary duty. See Proposed Amended Complaint, Counts IX and X. Leave to amend should be granted so that Plaintiffs can prosecute these valuable claims here.

C.	Plaintiffs Seek to Lift the “Hold” with Respect to_Plaintiffs’ New Claims Relating to the Acquisition

Plaintiffs do not seek to remove the “hold” that this Court placed on Plaintiffs’ derivative claims relating to backdated options, i.e., Counts I-VIII. Rather, by this motion, Plaintiffs seek leave to file the Proposed Amended Complaint and to lift the “hold” with respect to Plaintiffs’ new claims relating to the Acquisition i.e., Counts IX and X. In the interests of judicial economy, this Court placed this action “on hold” while the substantially similar Federal Action proceeded. There is no basis to place Plaintiffs’ new claims on hold and prevent Plaintiffs from prosecuting these claims as they relate different facts and allegations which are not being prosecuted in Federal Court—the fairness of the consideration being offered in the Acquisition, the process by which the Acquisition was negotiated, and the material misstatements and omissions from the Company’s proxy filings relating to the Acquisition. See, e.g., Allstate Ins. Co. v. Gillette, No. C 05-02385 WHA, 2006 U.S. Dist. LEXIS 35210, at *12 (N.D. Cal. Apr. 17, 2006) (refusing to stay federal action in favor of state court action where “[t]he issues are sufficiently distinct in the two actions so that the courts will not be stepping on each other’s toes.”). Accordingly, Plaintiffs seek to lift the “hold” on their new claims relating to the Acquisition, Counts IX and X of the Proposed Amended Complaint, while continuing to keep their derivative claims, Counts I—VIII, “on hold,” as directed by the Court’s February 26, 2007 Order.

III.	CONCLUSION

For the foregoing reasons, Plaintiffs respectfully request that this Court grant Plaintiffs’ Motion for Leave to File Proposed First Amended Complaint and to Lift the “Hold” with Respect to Plaintiffs’ New Claims.

MPA IN SUPPORT OF PLAINTIFFS’ MOTION FOR LEAVE TO FILE PROPOSED FIRST AMENDED COMPLAINT AND TO LIFT THE “HOLD” WITH RESPECT TO PLAINTIFFS’ NEW CLAIMS MASTER FILE NO. CGC-06-452728	- 4 -

Dated: June 6, 2008	AUDET & PARTNERS, LLP

/s/ William Audet
William M. Audet

Liaison Counsel for Plaintiffs Tsalik Paskar, Glenn Hutton, William Raniolo and Nevin Berger

SCHIFFRIN BARROWAY TOPAZ &
KESSLER, LLP
Eric L. Zagar (No. 250519)
Lee D. Rudy
Robin Winchester
Tara P. Kao
280 King of Prussia Road
Radnor, PA 19087
Telephone: (610) 667-7706
Facsimile: (610) 667-7056

ROBBINS UMEDA & FINK LLP
Brian J. Robbins
Jeffrey P. Fink
Kevin A. Seely
Cathy K. Kazemi
610 West Ash Street, Suite 1800
.	San Diego, CA 92101
Telephone: (619) 525-3990
Facsimile: (619) 525-3991

FEDERMAN & SHERWOOD
William B. Federman
Stuart W. Emmons
10205 N. Pennsylvania Ave.
Oklahoma City, OK 73120
Telephone: (405) 235-1560
Facsimile: (405) 239-2112

Counsel for Plaintiffs Tsalik Paskar, Glenn Hutton, William Raniolo and Nevin Berger

MPA IN SUPPORT OF PLAINTIFFS’ MOTION FOR LEAVE TO FILE PROPOSED FIRST AMENDED COMPLAINT AND TO LIFT THE “HOLD” WITH RESPECT TO PLAINTIFFS’ NEW CLAIMS MASTER FILE NO. CGC-06-452728	- 5 -

AUDET & PARTNERS, LLP

William M. Audet (No. 117456)

221 Main Street, Suite 1460

San Francisco, CA 94105

Telephone: (415) 568-2555

Facsimile: (415) 568-2556

Liaison Counsel for Plaintiffs

[Additional Counsel Appear On Signature Page]

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SAN FRANCISCO

In re CNET NETWORKS, INC.	:	Master File No. CGC-06-452728
DERIVATIVE SHAREHOLDER ACTION	:
	:	FIRST AMENDED
This Document Relates to:	:	COMPLAINT
:
All Actions	:	JURY TRIAL DEMANDED
:
:
:
:

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728

Plaintiffs Tsalik Paskar, Glenn Hutton, William Raniolo and Nevin Berger (“Lead Plaintiffs”), by the undersigned attorneys, submit this First Amended Complaint (the “Complaint”) against the defendants named herein.

NATURE AND SUMMARY OF THE ACTION

1. Lead Plaintiffs bring this action derivatively against members of the Board of Directors (the “Board”) of CNET Networks, Inc. (“CNET” or the “Company”), and certain of its executive officers, seeking to remedy defendants’ breaches of fiduciary duties, unjust enrichment, statutory violations, and other violations of law relating to a scheme to backdate stock option grants to executives and directors of the Company. The Company has admitted that this conduct took place, and recently announced that this scheme has forced the Company to restate millions of dollars in excess compensation expenses over an eight-year period.

2. Lead Plaintiffs further seek, individually and on behalf of a class of CNET common shareholders (the “Class,” as defined herein), injunctive and other relief with regard to the acquisition (the “Acquisition”) of CNET by CBS Corporation (“CBS”) on the basis that the Acquisition provides inadequate consideration to CNET shareholders while unfairly benefiting Company insiders. The Acquisition is cleverly designed to potentially extinguish the personal liability of many of the defendants for their roles in the options backdating scheme.

3. Under the terms of the Acquisition, key Company insiders will see their unvested stock options, many of which were improperly granted through the backdating scheme, accelerate and vest, providing them with windfall payouts, while otherwise worthless underwater CNET stock options will convert into options to purchase CBS stock. This and other self-serving terms of the Acquisition were negotiated primarily by defendants Neil Ashe and Alexander Lurie, the Company’s top two executives, who, while charged with the vitally important task of preserving shareholder value in the context of a change-in-control transaction, placed their personal financial interests ahead of their fiduciary obligations by negotiating lucrative employment contracts with CBS at the same time that they were purportedly negotiating a transaction that would forever erase the equity interests of CNET’s common shareholders.

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4. In addition to placing the interests of CNET common shareholders in a subservient position to their own financial interests, the Board has violated its fiduciary duty of candor by causing CNET to issue public disclosures relating to the Acquisition that contain material misstatements and omissions, thus precluding CNET common shareholders from making an informed decision concerning the Acquisition. CNET common shareholders have been asked to evaluate the fairness of the Acquisition without material information relating to, among other things: whether and to what extent backdated CNET stock options would be exchanged in the Acquisition; the roles of the Company’s multiple financial advisors in negotiating and evaluating the Acquisition; the mechanics of certain terms of the Acquisition that will enable CBS to unilaterally merge CNET into CBS without a shareholder vote; and whether the Board undertook sufficient efforts to maximize shareholder value through an alternative strategic transaction. Such conduct is clearly designed by the Board to swiftly shuffle the Acquisition under the radar of the Company’s shareholders in order to ensure financial gain for themselves and themselves only.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all causes of action asserted herein pursuant to the California Constitution, Article VI, §10, because this case is a cause not given by statute to other trial courts, as this derivative action is brought pursuant to §800 of the California Corporations Code to remedy defendants’ violations of law.

6. This Court retains general jurisdiction over each named defendant who is a resident of California. Additionally, this Court has specific jurisdiction over each named non-resident defendant because these defendants maintain sufficient minimum contacts with California to render jurisdiction by this Court permissible under traditional notions of fair play and substantial justice. CNET is headquartered in California, and because the allegations contained herein are brought derivatively on behalf of CNET, defendants’ conduct was purposefully directed at California. Finally, exercising jurisdiction over any non-resident defendants is reasonable under these circumstances.

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7. Venue is proper in this Court because one or more of the defendants either resides in or maintains executive offices in this County, a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts detailed herein and aiding and abetting and conspiracy in violation of fiduciary duties owed to CNET occurred in this County, and defendants have received substantial compensation in this County by doing business here and engaging in numerous activities that had an effect in this County.

PARTIES

8. Lead Plaintiffs are, and were at all relevant times, shareholders of nominal defendant CNET.

9. Nominal defendant CNET is a Delaware corporation with its principal executive offices located at 235 Second Street, San Francisco, CA 94105. According to its public filings, CNET is a global media company. At all relevant times hereto, CNET had more than 500 shareholders of record.

Individual Defendants

10. Defendant Neil M. Ashe (“Ashe”) has served as Chief Executive Officer (“CEO”) and as a director since October 2006. He also served as Executive Vice President of CNET from 2005 to October 2006 and as its Senior Vice President of Strategy and Development from 2002 to 2005. Ashe received a total of 400,000 backdated stock options and sold 40,000 shares, receiving a total of $470,300.00 in proceeds, while in possession of materially adverse non-public information regarding the backdating of CNET stock options. In connection with his responsibilities as the Company’s CEO, Ashe was responsible, in addition to defendant Lurie, for negotiating the terms of the agreement and plan of merger according to which the Acquisition will be consummated (the “Merger Agreement”). At the same time that Ashe negotiated the terms of the Merger Agreement, he was also engaged in negotiations with CBS concerning the terms of his lucrative three-year employment agreement with CBS. As a director of CNET, Ashe was responsible for negotiating the terms of the Merger Agreement, and ensuring that the terms of the Merger Agreement and Acquisition were beneficial to CNET’s common shareholders, and that the interests of CNET

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insiders were not placed ahead of those of CNET’s common shareholders during the course of the negotiation of the Merger Agreement and the Acquisition. ON May 14, 2008, Ashe approved the terms of the Merger Agreement and directed the Company’s management to execute the Merger Agreement on CNET’s behalf. On May 15, 2008, Ashe executed the Merger Agreement on behalf of CNET.

11. Defendant John C. Colligan (“Colligan”) has served as a director of CNET since 1996 and as a member of the Compensation Committee since 1999. Colligan also served as a member of the Audit Committee from 1996 to 2000. As a director of CNET, Colligan was responsible for negotiating the terns of the Merger Agreement, and ensuring that the terms of the Merger Agreement and Acquisition were beneficial to CNET’s common shareholders, and that the interests of CNET insiders were not placed ahead of those of CNET’s common shareholders during the course of the negotiation of the Merger Agreement and the Acquisition. On May 14, 2008, Colligan approved the terms of the Merger Agreement and directed the Company’s management to execute the Merger Agreement on CNET’s behalf.

12. Defendant Peter L. S. Currie (“Currie”) has served as a director of CNET since December 2005. As a director of CNET, Currie was responsible for negotiating the terns of the Merger Agreement, and ensuring that the terms of the Merger Agreement and Acquisition were beneficial to CNET’s common shareholders, and that the interests of CNET insiders were not placed ahead of those of CNET’s common shareholders during the course of the negotiation of the Merger Agreement and the Acquisition. On May 14, 2008, Currie approved the terms of the Merger Agreement and directed the Company’s management to execute the Merger Agreement on CNET’s behalf.

13. Defendant Susanne D. Lyons (“Lyons”) has served as a director of CNET since April 2007. As a director of CNET, Lyons was responsible for negotiating the terns of the Merger Agreement, and ensuring that the terms of the Merger Agreement and Acquisition were beneficial to CNET’s common shareholders, and that the interests of CNET insiders were not placed ahead of those of CNET’s common shareholders during the course of the negotiation of the Merger

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Agreement and the Acquisition. On May 14, 2008, Lyons approved the terms of the Merger Agreement and directed the Company’s management to execute the Merger Agreement on CNET’s behalf.

14. Defendant Jarl Mohn (“Mohn”) has served as a director of CNET and as a member of both the Compensation Committee of the Board (the “Compensation Committee”) and the Audit Committee of the Board (the “Audit Committee”) since December 2003. During the relevant period, Mohn received at least 40,000 backdated stock options. As a director of CNET, Mohn was responsible for negotiating the terns of the Merger Agreement, and ensuring that the terms of the Merger Agreement and Acquisition were beneficial to CNET’s common shareholders, and that the interests of CNET insiders were not placed ahead of those of CNET’s common shareholders during the course of the negotiation of the Merger Agreement and the Acquisition. On May 14, 2008, Mohn approved the terms of the Merger Agreement and directed the Company’s management to execute the Merger Agreement on CNET’s behalf.

15. Defendant Betsey Nelson (“Nelson”) has served as a director of CNET and as a member of the Audit Committee since December 2003. During the relevant period, Nelson received at least 40,000 backdated stock options. As a director of CNET, Nelson was responsible for negotiating the terns of the Merger Agreement, and ensuring that the terms of the Merger Agreement and Acquisition were beneficial to CNET’s common shareholders, and that the interests of CNET insiders were not placed ahead of those of CNET’s common shareholders during the course of the negotiation of the Merger Agreement and the Acquisition. On May 14, 2008, Nelson approved the terms of the Merger Agreement and directed the Company’s management to execute the Merger Agreement on CNET’s behalf.

16. Defendant Eric Robison (“Robison”) has served as a director of CNET since 1994 and as a member of the Audit Committee since 1996 and previously served as a member of the Compensation Committee in 2000. As a director of CNET, Robison was responsible for negotiating the terns of the Merger Agreement, and ensuring that the terms of the Merger Agreement and Acquisition were beneficial to CNET’s common shareholders, and that the interests

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of CNET insiders were not placed ahead of those of CNET’s common shareholders during the course of the negotiation of the Merger Agreement and the Acquisition. On May 14, 2008, Robison approved the terms of the Merger Agreement and directed the Company’s management to execute the Merger Agreement on CNET’s behalf.

17. Defendant Mark C. Rosenthal (“Rosenthal”) has served as a director of CNET since April 2007. As a director of CNET, Rosenthal was responsible for negotiating the terns of the Merger Agreement, and ensuring that the terms of the Merger Agreement and Acquisition were beneficial to CNET’s common shareholders, and that the interests of CNET insiders were not placed ahead of those of CNET’s common shareholders during the course of the negotiation of the Merger Agreement and the Acquisition. On May 14, 2008, Rosenthal approved the terms of the Merger Agreement and directed the Company’s management to execute the Merger Agreement on CNET’s behalf.

18. Defendant Alexander “Zander” J. Lurie (“Lurie”) has served as CNET’s Chief Financial Officer (“CFO”) since March 7, 2008, and previously served as the Company’s Senior Vice President of Strategy and Development from 2007 until his appointment to his current position. In connection with his responsibilities as the Company’s CFO, Lurie was responsible, in addition to defendant Ashe, for negotiating the terms of the Merger Agreement. At the same time that Lurie negotiated the terms of the Merger Agreement, he was also engaged in negotiations with CBS concerning the terms of his lucrative two-year employment agreement with CBS.

19. Defendant Joseph Gillespie (“Gillespie”) joined CNET in 2004 as the Company’s Chief Marketing Officer, and currently serves as CNET’s Executive Vice President.

20. Defendant Andy Sherman (“Sherman”) has served as CNET’s Senior Vice President, General Counsel and Corporate Secretary since June 25, 2007.

21. Defendant Shelby W. Bonnie (“Bonnie”) is a co-founder of CNET and has served as a director of CNET since 1993. Bonnie served as Chief Executive Officer of CNET from March 2000 until his resignation on October 11, 2006 and also served as Chairman of the Board from November 2000 to October 2006. During the relevant period, Bonnie received a total of 1,000,000

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backdated stock options and sold 1,800,000 shares, receiving a total of $21,423,350.22 in proceeds, while in possession of materially adverse non-public information regarding the backdating of CNET stock options.

22. Defendant Barry D. Briggs (“Briggs”) has served as President and Chief Operating Officer of CNET since 2002 and previously served as President of CNET’s U.S. Media division from 2000 to 2002. During the relevant period, Briggs received a total of 865,000 backdated stock options and sold 495,000 shares, receiving a total of $8,146,058.94 in proceeds, while in possession of materially adverse non-public information regarding the backdating of CNET stock options.

23. Defendant Art Fatum (“Fatum”) served as CNET’s Chief Corporate Officer from 2002 to 2003 and as President of CNET Networks International Media from 2000 to 2002. During the relevant period, Fatum received a total of 90,000 backdated stock options and sold 120,044 shares, receiving a total of $822,697.12 in proceeds, while in possession of materially adverse non-public information regarding the backdating of CNET stock options.

24. Defendant Sharon LeDuy (“LeDuy”) served as CNET’s Senior Vice President and General Counsel from 1999 until her resignation on October 11, 2006. During the relevant period, LeDuy received at least 60,000 backdated stock options and sold 51,000 shares, receiving a total of $528,585.63 in proceeds, while in possession of materially adverse non-public information regarding the backdating of CNET stock options.

25. Defendant Richard J. Marino (“Marino”) served as President of CNET from 1999 to 2001. During the relevant period, Marino received at least 598,000 backdated stock options.

26. Defendant Halsey M. Minor (“Minor”) is a co-founder of CNET and served as President and Chief Executive Officer of the Company from December 1992 to March 2000 and as Chairman of the Board from December 1992 to November 2000. During the relevant period, Minor received a total of 1,000,000 backdated stock options and sold 340,000 shares, receiving a total of $22,268,419.00 in proceeds, while in possession of materially adverse non-public information regarding the backdating of CNET stock options.

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27. Defendant Dan Rosensweig (“Rosensweig”) served as President and director of CNET from 2000 to 2002. During the relevant period, Rosenweig received a total of 945,000 backdated stock options.

28. Defendant Douglas N. Woodrum (“Woodrum”) served as Executive Vice President and Chief Financial Officer of CNET from 1997 to 2005. During the relevant period, Woodrum received at least 1,188,440 backdated stock options and sold 295,000 shares, receiving a total of $4,159,930.00 in proceeds, while in possession of materially adverse non-public information regarding the backdating of CNET stock options.

29. Defendant Eric Hippeau (“Hippeau”) served as a director of CNET and as a member of the Compensation Committee from 2000 to 2003.

30. Defendant Mitchell Kertzman (“Kertzman”) served as a director of CNET from 1996 to 2005. Kertzman served as a member of the Compensation Committee from 1996 to 2003 and as a member of the Audit Committee from 2000 to 2003.

31. Defendant Randall Mays (“Mays”) served as a director of CNET and as a member of the Audit Committee from November 2000 to June 2003.

32. Defendant Heather McGaughey (“McGaughey”) served as Senior Vice President of Human Resources from 2000 until her resignation on October 11, 2006 and as Vice President of Human Resources from 1998 to 2000.

33. Collectively, defendants Ashe, Bonnie, Briggs, Fatum, LeDuy, Marino, Minor, Mohn, Nelson, Rosenweig, and Woodrum are referred to herein as the “Option Recipient Defendants.”

34. Collectively, defendants Bonnie, Colligan, Hippeau, Kertzman, Mays, Mohn, Nelson, and Robison are referred to herein as the “Backdating Director Defendants.”

35. Collectively, defendants Ashe, Colligan, Currie, Lyons, Mohn, Nelson, Robison, and Rosenthal are referred to herein as the “Acquisition Director Defendants.”

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36. Collectively, McGaughey, Lurie, Gillespie, Sherman and the Option Recipient Defendants, Backdating Director Defendants, and Acquisition Director Defendants are referred to herein as the “Individual Defendants.”

DUTIES OF THE INDIVIDUAL DEFENDANTS

Relating to Granting Stock Options

37. By reason of their positions as officers and/or directors of the Company and because of their ability to control the business and corporate affairs of the Company, the Individual Defendants owed the Company and its shareholders the fiduciary obligations of good faith, trust, loyalty, and due care, and were and are required to use their utmost ability to control and manage the Company in a fair, just, honest, and equitable manner. The Individual Defendants were and are required to act in furtherance of the best interests of the Company and its shareholders so as to benefit all shareholders equally and not in furtherance of their personal interest or benefit. Each director and officer of the Company owes to the Company and its shareholders the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, and the highest obligations of fair dealing.

38. The Individual Defendants, because of their positions of control and authority as directors and/or officers of the Company, were able to and did, directly and/or indirectly, exercise control over the wrongful acts complained of herein.

39. To discharge their duties, the Individual Defendants, as officers and/or directors of the Company, were required to exercise reasonable and prudent supervision over the management, policies, practices and controls of the Company. By virtue of such duties, the Individual Defendants were required to, among other things:

a.	exercise good faith in ensuring that the affairs of the Company were conducted in an efficient, business-like manner so as to make it possible to provide the highest quality performance of its business;

b.	exercise good faith in ensuring that the Company was operated in a diligent, honest and prudent manner and complied with all applicable federal and state laws, rules, regulations and requirements, including acting only within the scope of its legal authority;

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c.	exercise good faith in supervising the preparation, filing and/or dissemination of financial statements, press releases, audits, reports or other information required by law, and in examining and evaluating any reports or examinations, audits, or other financial information concerning the financial condition of the Company;

d.	exercise good faith in ensuring that the Company’s financial statements were prepared in accordance with GAAP; and

e.	refrain from unduly benefiting themselves and other Company insiders at the expense of the Company.

40. The Individual Defendants, particularly the executive officers and the members of the Audit Committee, were responsible for maintaining and establishing adequate internal accounting controls for the Company and to ensure that the Company’s financial statements were based on accurate financial information. According to GAAP, to accomplish the objectives of accurately recording, processing, summarizing, and reporting financial data, a corporation must establish an internal accounting control structure. Among other things, the Individual Defendants were required to:

(1)	make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; and

(2)	devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that –

(a)	transactions are executed in accordance with management’s general or specific authorization; and

(b)	transactions are recorded as necessary to permit preparation of financial statements in conformity with [GAAP].

41. CNET’s Audit Committee Charter provides that the Audit Committee shall, inter alia:

a.	Review the Company’s quarterly and annual financial statements, including any report or opinion by the independent auditor, prior to distribution to the public or filing with the SEC;

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b.	Review the Company’s Forms 10-Q, 10-K, and where appropriate, registration statements under the Securities Act of 1933 prior to filing with the SEC and discuss with management and the independent auditor; and

c.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Relating To The Acquisition

42. By reason of the Acquisition Director Defendants’ and defendant Lurie’s positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with Lead Plaintiffs and the other public stockholders of CNET, and owe Lead Plaintiffs and the other members of the Class (as defined below) the highest obligations of good faith, fair dealing, due care, loyalty, and full and candid disclosure.

43. Acquisition Director Defendants and defendant Lurie, as fiduciaries responsible for negotiating the terms of the Merger Agreement and Acquisition, were under an obligation to ensure that they reached an informed decision concerning the value of CNET, and that the terms of the Merger Agreement were negotiated in order to maximize shareholder value. Acquisition Director Defendants and defendant Lurie were responsible for ensuring that the personal interests of CNET’s officers and directors were not placed ahead of the interests of CNET common shareholders during the course of the negotiation of the Merger Agreement. Furthermore, Acquisition Director Defendants and defendant Lurie were under an obligation to ensure that all CNET shareholders were presented with all material information necessary for a reasonable shareholder to decide for themselves whether to relinquish their CNET shares in the Acquisition.

FACTUAL ALLEGATIONS

Overview of the Backdating Scheme at CNET

44. From November 1997 to March 2004, a majority of CNET, together with its top officers, engaged in a secret scheme to grant undisclosed, in-the-money stock options to themselves and others by backdating stock option grants to coincide with historically low prices of CNET common stock.

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45. On May 16, 2006, the Center for Financial Research and Analysis issued a report identifying CNET as a company that was at high risk for having backdated options.

46. Shortly thereafter, on May 22, 2006, CNET announced that its Board appointed a special committee to conduct an internal investigation into the Company’s historical options granting practices.

47. Then, on May 24, 2006, the Securities and Exchange Commission (“SEC”) initiated its own probe into CNET’s past option grants.

48. On May 26, 2006, Forbes, in an article titled, “The Next Big Scandal,” quoted Former SEC Chairman Harvey L. Pitt, saying “What’s so terrible about backdating options grants? For one thing, it likely renders a company’s proxy materials false and misleading. Proxies typically indicate that options are granted at fair market value. But if the grant is backdated, the options value isn’t fair – at least not from the vantage point of the company and its shareholders.” Later, on June 18, 2006, in an article titled, “Options Scandal Brewing in Corporate World,” SEC Chairman Christopher Cox was quoted, saying “[Backdating options] isn’t a question about ‘Whoops, I may have (accidentally) crossed a line here’ . . . It’s a question of knowingly betting on a race that’s already been run.”

49. On June 27, 2006, the Company issued a press release announcing an investigation into the Company and its stock option granting practices by the United States Attorney for the Northern District of California (“U.S. Attorney”).

50. Then, in a July 10, 2006 press release, CNET admitted that its executives and directors engaged in options backdating, specifically that “the actual measurement dates for certain stock options . . . differ from the recorded measurement dates.” (emphasis added).

51. On September 6, 2006, the United States Senate Committee on Finance held a hearing, “Executive Compensation: Backdating to the Future/Oversight of current issues regarding executive compensation including backdating of stock options; and tax treatment of executive compensation, retirement and benefits.” At the Senate Finance Committee Hearing, the Senate Finance Committee Chairman, Senator Chuck Grassley, in his opening statement, stated: “[Options

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backdating] is behavior that, to put it bluntly, is disgusting and repulsive. It is behavior that ignores the concept of an ‘honest day’s work for an honest day’s pay’ and replaces it with a phrase that we hear all too often today, ‘I’m going to get mine.’ . . . [S]hareholders and rank-and-file employees were ripped off by senior executives who rigged stock option programs – through a process called ‘back-dating’ – to further enrich themselves. And as we have found far too often in corporate scandals of recent years, boards of directors were either asleep at the switch, or in some cases, willing accomplices themselves . . ..” In his statement before the Senate Finance Committee, Deputy Attorney General Paul J. McNulty, described the practice of stock option backdating “as a brazen abuse of corporate power to artificially inflate the salaries of corporate wrongdoers at the expense of shareholders,” and said “For some of those companies that have now disclosed backdated grants, corporate reputations have been tarnished and shareholder value has diminished substantially . . ..”

52. Now, CNET has admitted that its officers and directors committed the egregious misconduct denounced by all of these government officials. On October 11, 2006, when the special committee’s review was complete, CNET issued a press release, confirming its earlier conclusion of actual backdating of stock option grants, specifically from 1996 to at least 2003. On the same date, Shelby W. Bonnie resigned as Chairman and Chief Executive Officer of CNET.

53. As alleged herein, in gross breach of their fiduciary duties as officers and/or directors of CNET, the Individual Defendants (as defined herein) colluded with one another to:

a.	improperly backdate grants of CNET stock options to CNET executives and directors, in violation of the Company’s shareholder-approved stock option plans;

b.	improperly record and account for the backdated stock options, in violation of Generally Accepted Accounting Principles (“GAAP”); and

c.	produce and disseminate to CNET shareholders and the market false financial statements and other false SEC filings that improperly recorded and accounted for the backdated option grants and concealed the improper backdating of stock options.

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54. As a result of the Individual Defendants’ egregious misconduct, CNET has sustained millions of dollars in damages, and the recipients of the backdated stock options have garnered millions of dollars in unlawful profits.

Stock Option Grants to the Option Recipient Defendants, 1997 to 2001

55. According to the Company’s proxy statements, at all times relevant hereto the Compensation Committee “administered the Company’s stock option plans” and was “responsible for making the final determination regarding awards of stock options to the Company’s officers.”

56. From 1997 to 2001, the Compensation Committee backdated the following grants of CNET stock options to the Option Recipient Defendants:1

Purported Date of Grant	Name	Exercise Price	Number of Options[2]
11/28/97	Woodrum	$5.19	at least 683,440
06/03/98[3]	Minor	$16.13	600,000
04/28/99	Minor	$58.69	400,000
	Bonnie	$58.69	100,000
	Woodrum	$58.69	60,000
05/25/99	Marino	$48.75	448,000
04/17/00	Bonnie	$24.63	200,000
	Marino	$24.63	200,000
	Woodrum	$24.63	125,000
10/17/00[4]	Marino	$18.88	150,000
	Rosenweig	$18.88	700,000
	Briggs	$18.88	300,000
10/08/01	Bonnie	$3.42	400,000
	Rosensweig	$3.42	245,000
	Woodrum	$3.42	170,000
	Briggs	$3.42	215,000
	Fatum	$3.42	90,000
	LeDuy	$3.42	at least 60,000

[1]	Unless otherwise indicated, the exercise price and the number of options have been adjusted for the Company’s 2-for-1 stock splits effective March 9, 1999 and June 1, 1999.
[2]

Where the total number of options is unknown, i.e., where the phrase “at least” is utilized, the stock option grant did not appear in any proxy statements filed by the Company but was first disclosed in Form 4 filings, which only included the number of options pursuant to the grant that were exercised and left unexercised on the transaction date.

[3]

The exercise price and number of options pursuant to the June 3, 1998 option grant, adjusted for the Company’s 2-for-1 stock splits effective March 9, 1999 and June 1, 1999, are equal to $8.06 and 1,200,000, respectively.

[4]	The exercise price of the purported October 17, 2000 options grant is equal to the closing price of the Company’s stock on October 18, 2000.

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57. Pursuant to the terms of the Company’s shareholder-approved stock option plans, including the 1994 Stock Option Plan, the 1997 Stock Option Plan, the 2000 Stock Incentive Plan, the 2001 Stock Incentive Plan, and the 2004 Incentive Stock Award Plan, the exercise price of options “shall not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant.” Under the 1994 Stock Option Plan, the 1997 Stock Option Plan and the 2004 Incentive Stock Award Plan, fair market value is defined as “the closing sale price . . . of the Common Stock on the trading day immediately prior to the date,” and under the 2000 Stock Incentive Plan and the 2001 Stock Incentive Plan, fair market value is defined as, “[o]n a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date.”

58. Pursuant to Accounting Principles Board Opinion No. 25 (“APB 25”), the applicable GAAP provision at the time of the foregoing stock option grants, if the market price on the date of grant exceeds the exercise price of the options, the Company must recognize the difference as an expense.

59. In a striking pattern that could not have been the result of chance, all except one of the foregoing stock option grants were dated just after a sharp drop and just before a substantial rise in CNET’s stock price, as demonstrated in the following charts:5

[5]	All charts are based on exercises prices and closing prices that have been adjusted for the Company’s 2-for-1 stock splits effective March 9, 1999 and June 1, 1999.

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a.	Summary of Option Grants and Surrounding Stock Price Performance

Purported Grant Date	Adjusted Exercise Price	Adjusted Stock Price 20 Trading Days Before Purported Grant Date	Adjusted Stock Price 20 Trading Days After Purported Grant Date	% Rise After Purported Grant Date
11/28/97	$5.19	$6.28	$6.38	22.83%
06/03/98	$8.06	$9.39	$17.34	115.18%
04/28/99[6]	$58.69	$47.22	$52.53	-10.49%
05/25/99	$48.75	$64.06	$52.56	7.82%
04/17/00	$24.63	$53.44	$40.94	66.21%
10/17/00	$18.88	$29.75	$26.19	38.70%
10/08/01	$3.42	$8.27	$5.12	49.71%

b.	Stock Price Performance Surrounding Options Purportedly Granted 11/28/97

[6]	Although the stock price decreased in 20 trading days, the stock price had dropped $10.28, or 17.5%, two days before the purported grant date and increased $5.56, or 9.5%, two days after the purported grant date, as demonstrated herein.

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c.	Stock Price Performance Surrounding Options Purportedly Granted 06/03/98

d.	Stock Price Performance Surrounding Options Purportedly Granted 04/28/99

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e.	Stock Price Performance Surrounding Options Purportedly Granted 05/25/99

f.	Stock Price Performance Surrounding Options Purportedly Granted 04/17/00

g.	Stock Price Performance Surrounding Options Purportedly Granted 10/17/00

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h.	Stock Price Performance Surrounding Options Purportedly Granted 10/08/01

60. The reason for the extraordinary pattern set forth in the preceding paragraph is that the purported grant dates set forth therein were not the actual dates on which the stock option grants were made. Rather, the Backdating Director Defendants, for the benefit of the Option Recipient Defendants, improperly backdated the stock option grants to make it appear as though the grants were made on dates when the market price of CNET stock was lower than the market price on the actual grant dates. This improper backdating, which violated the terms of the Company’s shareholder-approved stock option plans, resulted in option grants with lower exercise prices, which improperly increased the value of the options to the Option Recipient Defendants and improperly reduced the amounts they had to pay the Company upon exercise of the options.

61. The Individual Defendants’ backdating of stock options was particularly egregious in 1998, 2000, and 2001, when they backdated options to coincide with some of CNET’s lowest closing prices of those respective years, as demonstrated in the following charts:

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a.	1998 Closing Stock Prices

b.	2000 Closing Stock Prices

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c.	2001 Closing Stock Prices

62. The Individual Defendants’ backdating of stock options also coincided with some of CNET’s lowest prices for certain fiscal quarters, as demonstrated in the following charts:

a.	Stock Price Performance in the Fourth Fiscal Quarter of 1997

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b.	Stock Price Performance in the Second Fiscal Quarter of 1998

c.	Stock Price Performance in the Second Fiscal Quarter of 2000

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d.	Stock Price Performance in the Fourth Fiscal Quarter of 2001

Stock Option Grants to the Option Recipient Defendants, 2003 and 2004

63. Prior to the enactment of the Sarbanes-Oxley Act of 2002 (“SOX”), the Individual Defendants were able to engage in backdating of option grants with relative ease because under federal law they were only required to report option grants to the SEC once a year.

64. Pursuant to SOX, beginning on August 29, 2002, executives and directors are required to report option grants to the SEC within two (2) days of the grant.

65. Following the enactment of SOX, the Individual Defendants continued to backdate CNET stock options. Specifically, in 2003 and 2004, the Compensation Committee backdated the following CNET stock options to the Option Recipient Defendants:

Purported Date of Grant	Name	Exercise Price	Number of Options
06/24/03	Bonnie	$4.67	300,000
	Briggs	$4.67	250,000
	Woodrum	$4.67	150,000
	Ashe	$4.67	200,000
12/10/03	Mohn	$6.40	at least 40,000
	Nelson	$6.40	at least 40,000
03/29/04	Briggs	$9.58	100,000
	Ashe	$9.58	200,000

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66. Defendants Bonnie, Woodrum, Briggs, and Ashe timely reported their June 24, 2003 option grant on June 26, 2003. CNET stock price, however, had risen $0.51, or 10.9%, in those two trading days.

67. Similarly, Mohn and Nelson timely reported their December 10, 2003 grant on December 12, 2003. CNET stock price, however, had risen $1.05, or 16.5%, in those two trading days.

68. The Option Recipient Defendants who received the foregoing option grants were required to report them to the SEC on Form 4 within two days of the grant; however, they did not always do so.

69. In fact, Briggs and Ashe reported their March 29, 2004 option grants five days late on April 5, 2004, when CNET stock price had risen $1.84, or 19.2%.

70. Like the pre-SOX backdated options, the purported grant dates of the post-SOX options were not the actual dates on which the stock option grants were made. Rather, the Backdating Director Defendants, for the benefit of the Option Recipient Defendants, improperly backdated the stock option grants to make it appear as though the grants were made on dates when the market price of CNET stock was lower than the market price on the actual grant dates. This improper backdating, which violated the terms of the Company’s shareholder-approved stock option plans, resulted in option grants with lower exercise prices, which improperly increased the value of the options to the Option Recipient Defendants and improperly reduced the amounts they had to pay the Company upon exercise of the options.

CNET’s Findings of Actual Options Backdating

71. CNET eventually admitted that the option grants were in fact backdated.

72. On October 11, 2006, CNET issued a press release announcing the conclusion of its special committee investigation and admitted that their executives and directors engaged in the backdating of CNET stock option grants:

CNET Networks, Inc. (Nasdaq:CNET) (www.cnetnetworks.com) today announced that a special committee of its board of directors (the “Special Committee”) has reported its findings on the Company’s options granting practices and procedures to the Board of Directors.

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As previously announced, on May 22, 2006 the Special Committee was established by CNET Networks’ Board of Directors to conduct an independent investigation relating to past option grants, the timing of such grants and related accounting matters. The Special Committee consists of two independent members of CNET Networks’ audit committee of the Board of Directors — Peter Currie and Betsey Nelson, chair of the audit committee. The Special Committee was assisted in the investigation by outside legal counsel Davis Polk & Wardwell and accountants from Navigant LLC. The Special Committee reviewed and analyzed more than 700,000 documents and emails, and conducted over thirty interviews of current and former officers, directors, employees and advisors to CNET Networks over the last four months. As previously announced, the Special Committee and the Company continue to cooperate with the Securities and Exchange Commission, the NASD and the United States Attorney’s Office for the Northern District of California.

“The completion of the Special Committee report represents an important step forward for CNET Networks,” said Neil Ashe, the Company’s newly elected chief executive officer. “We are committed to ensuring that the highest standards of business conduct, financial reporting and internal controls are maintained, and we are focused on quickly implementing the recommendations of the Special Committee. Under the leadership of our CFO, George Mazzotta, we look to complete the restatement of historical financial statements related to past stock option grants as soon as practicable.”

Key findings of the Special Committee’s report include:

•

There were deficiencies with the process by which options were granted at CNET, including in some instances the backdating of option grants, during the period from the Company’s IPO in 1996 through at least 2003.

•	These deficiencies resulted in accounting errors, which the Company has previously announced will result in a restatement.

•

A number of executives of the Company, including the former CFO [Douglas N. Woodrum] and the recently resigned CEO [Shelby Bonnie], General Counsel [Sharon LeDuy] and SVP of Human Resources [Heather McGaughey], bear varying degrees of responsibility for these deficiencies.

•	The report does not conclude that any current employees of the Company or any recently resigned employees engaged in intentional wrongdoing.

•

Since 2003, the Company has taken steps to remedy these deficiencies through personnel changes and improved internal controls. The Special Committee recommended a number of additional remedial measures.

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•

The recently resigned executives and the directors who received improperly priced options have agreed voluntarily to have these options repriced to fair market value on the appropriate measurement date.

The Special Committee reported that it believes that the Compensation Committee relied upon management to establish and maintain appropriate procedures with respect to stock option grants. The report stated that it would have been better practice if the Compensation Committee had encouraged management to adopt more rigorous procedures and controls during the 1996-2003 period.

In a separate press release also issued today, the Company also announced that Shelby Bonnie, CNET’s co-founder and the company’s chairman of the board and chief executive officer from 2000 to the present, has resigned as chairman and CEO. He will remain a director. The Company’s general counsel and head of Human Resources have also resigned.

With regard to Mr. Bonnie, Mr. Jarl Mohn, chairman of the Board of Directors, commented, “We extend our appreciation to Shelby for his founding role and many years of service, and for his willingness to work with the Board and the Company in assisting with this transition. Shelby’s lasting legacy will be the innumerable positive actions he undertook to make CNET Networks the successful industry leader it is today.”

“I apologize for the option-related problems that happened under my leadership,” said Shelby Bonnie. “I believe that the company has come a long way since 2003 in addressing these deficiencies, but am deeply disappointed it happened nonetheless.”

The Company and its independent auditors are reviewing the findings of the Special Committee investigation. Management continues to expect that CNET Networks will need to restate its historical financial statements to record non-cash charges for compensation expense relating to past stock option grants. The Company and its independent auditors are reviewing recent accounting guidance published by the SEC, and have not yet determined the amount of such charges, the resulting tax and accounting impact, or which periods may require restatement. (emphasis added).

The Individual Defendants’ Dissemination of False Financial Statements

73. As a result of the improper backdating of stock options, the Company, with the knowledge, approval, and participation of each of the Individual Defendants:

a.	violated the terms of the Company’s shareholder-approved stock option plans by granting stock options with exercise prices less than the fair market value of the stock on the actual grant date;

b.	violated APB 25 by failing to recognize compensation expenses incurred when the improperly backdated options were granted; and

c.	produced and disseminated to CNET shareholders and the market false financial statements that improperly recorded and accounted for the backdated option grants, and thereby understated compensation expenses and overstated net income.

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74. The Company, with the knowledge, approval, and participation of each of the Individual Defendants, disseminated its false financial statements in, inter alia, the following Form 10-K filings:

a.	Form 10-K for fiscal year ended December 31, 1997, filed with the SEC on March 31, 1998 and signed by defendants Minor, Bonnie, Colligan, Kertzman, Robison, and Woodrum;

b.	Form 10-K for fiscal year ended December 31, 1998, filed with the SEC on March 31, 1999 and signed by defendants Bonnie, Minor, Woodrum, Colligan, Kertzman, and Robison;

c.	Form 10-K for fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000 and signed by defendants Minor, Bonnie, Marino, Woodrum, Colligan, Kertzman, and Robison;

d.	Form 10-K for fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001 and signed by defendants Bonnie, Rosenweig, Woodrum, Colligan, Kertzman, Robinson, Hippeau, and Mays;

e.	Form 10-K for fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002 and signed by defendants Bonnie, Woodrum, Colligan, Kertzman, Robison, Hippeau, Mays, and Rosensweig;

f.	Form 10-K for fiscal year ended December 31, 2002, filed with the SEC on March 20, 2003 and signed by defendants Bonnie, Woodrum, Colligan, Kertzman, Robison, and Mays;

g.	Form 10-K for fiscal year ended December 31, 2003, filed with the SEC on February 27, 2004 and signed by defendants Bonnie, Woodrum, Colligan, Kertzman, Robison, Mohn, and Nelson;

h.	Form 10-K for fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005 and signed by defendants Bonnie, Woodrum, Colligan, Kertzman, Robison, Mohn, and Nelson; and

i.	Form 10-K for fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006 and signed by defendants Bonnie, Colligan, Robison, Mohn, and Nelson.

75. Moreover, defendants Bonnie and Woodrum filed false Certifications of Chief Executive Officer and Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (“Certification”), certifying that the financial reports of CNET on Form 10-Qs and 10-Ks “fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of CNET:”

a.	Defendant Bonnie and Woodrum signed the false Certification of the Form 10-Q for the fiscal quarter ended June 30, 2002 filed on August 13, 2002;

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b.	Defendant Bonnie and Woodrum signed the false Certification of the Form 10-K for the fiscal year ended December 31, 2002 filed on March 20, 2003;

c.	Defendant Bonnie and Woodrum signed the false Certification of the Form 10-Q for the fiscal quarter ended March 31, 2003 filed on May 6, 2003;

d.	Defendant Bonnie and Woodrum signed the false Certification of the Form 10-Q for the fiscal quarter ended June 30, 2003 filed on August 5, 2003;

e.	Defendant Bonnie and Woodrum signed the false Certification of the Form 10-K for the fiscal year ended December 31, 2004 filed on February 27, 2004;

f.	Defendant Bonnie and Woodrum signed the false Certification of the Form 10-Q for the fiscal quarter ended June 6, 2004 filed on August 6, 2004;

g.	Defendant Bonnie and Woodrum signed the false Certification of the Form 10-Q for the fiscal quarter ended September 30, 2004 filed on November 18, 2004;

h.	Defendant Bonnie and Woodrum signed the false Certification of the Form 10-K for the fiscal year ended December 31, 2005 filed on March 16, 2005;

i.	Defendant Bonnie and Woodrum signed the false Certification of the Form 10-Q for the fiscal quarter ended March 31, 2005 filed on May 3, 2005;

j.	Defendant Bonnie signed the false Certification of the Form 10-Q for the fiscal quarter ended June 30, 2005 filed on August 8, 2005;

k.	Defendant Bonnie signed the false Certification of the Form 10-Q for the fiscal quarter ended September 30, 2005 filed on November 9, 2005;

l.	Defendant Bonnie signed the false Certification of the Form 10-K for the fiscal year ended December 31, 2006 filed on March 16, 2006; and

m.	Defendant Bonnie signed the false Certification of the Form 10-Q for the fiscal quarter ended March 31, 2006 filed on May 9, 2006.

The Individual Defendants’ Concealment of Their Misconduct

76. From 1999 to 2005, the Company, with the knowledge, approval, and participation of each of the Individual Defendants, for the purpose and with the effect of concealing the improper option backdating alleged herein, disseminated to shareholders and filed with the SEC annual

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proxy statements that falsely reported the dates of stock option grants to the Option Recipient Defendants and falsely stated that options were granted to the Option Recipient Defendants “at fair market value on the date of grant,” as follows:

a.	CNET’s proxy statement filed with the SEC on April 22, 1999 falsely reported that options granted to Minor were granted on June 3, 1998, and that these options were granted “at fair market value on the date of grant;”

b.	CNET’s proxy statement filed with the SEC on April 24, 2000 falsely reported that options granted to Bonnie, Minor, and Woodrum were granted on April 28, 1999 and options granted to Marino were granted on May 25, 1999, and that these options were granted “at fair market value on the date of grant;”

c.	CNET’s proxy statement filed with the SEC on April 30, 2001 falsely reported that options granted to Bonnie, Marino, and Woodrum were granted on April 17, 2000 and options granted to Marino, Rosensweig, and Briggs were granted on October 17, 2000, and that these options were granted “at fair market value on the date of grant;”

d.	CNET’s proxy statement filed with the SEC on May 2, 2002 falsely reported that options granted to Bonnie, Woodrum, Rosensweig, Briggs, and Fatum were granted on October 8, 2001, and that these options were granted “at fair market value on the date of grant;”

e.	CNET’s proxy statement filed with the SEC on March 18, 2004 falsely reported that options granted to Bonnie, Woodrum, Briggs, and Ashe were granted on June 24, 2003, and that these options were granted “at fair market value on the date of grant;” and

f.	CNET’s proxy statement filed with the SEC on April 4, 2005 falsely reported that options granted to Briggs and Ashe were granted on March 29, 2004, and that these options were granted “at fair market value on the date of grant.”

77. From 2003 to 2006, the Company, with the knowledge, approval, and participation of each of the Individual Defendants, for the purpose and with the effect of concealing the improper option backdating, filed with the SEC Form 4’s that falsely reported the dates of stock option grants to the Option Recipient Defendants, as follows:

a.	Bonnie’s Form 4 filed with the SEC on September 8, 2000 falsely reported that options granted to Bonnie had been granted on April 17, 2000;

b.	Marino’s Form 4 filed with the SEC on September 8, 2000 falsely reported that options granted to Marino had been granted on April 17, 2000;

c.	Fatum’s Form 4 filed with the SEC on July 28, 2003 falsely reported that options granted to Fatum had been granted on October 08, 2001;

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d.	Briggs’ Form 4 filed with the SEC on November 25, 2003 falsely reported that options granted to Briggs had been granted on October 08, 2001;

e.	Mohn’s Form 4 filed with the SEC on December 12, 2003 falsely reported that options granted to Mohn had been granted on December 10, 2003;

f.	Nelson’s Form 4 filed with the SEC on December 12, 2003 falsely reported that options granted to Nelson had been granted on December 10, 2003;

g.	Ashe’s Form 4 filed with the SEC on April 05, 2004 falsely reported that options granted to Ashe had been granted on March 29, 2004;

h.	Briggs’ Form 4 filed with the SEC on April 05, 2004 falsely reported that options granted to Briggs had been granted on March 29, 2004;

i.	Mohn’s Form 4 filed with the SEC on April 12, 2004 falsely reported that options granted to Mohn had been granted on December 10, 2003;

j.	Nelson’s Form 4 filed with the SEC on April 12, 2004 falsely reported that options granted to Nelson had been granted on December 10, 2003;

k.	Briggs’ Form 4 filed with the SEC on February 08, 2005 falsely reported that options granted to Briggs had been granted on December 20, 1998;

l.	Briggs’ Form 4 filed with the SEC on February 08, 2005 falsely reported that options granted to Briggs had been granted on October 08, 2001;

m.	Briggs’ Form 4 filed with the SEC on February 08, 2005 falsely reported that options granted to Briggs had been granted on October 08, 2001;

n.	Briggs’ Form 4 filed with the SEC on February 08, 2005 falsely reported that options granted to Briggs had been granted on June 24, 2003;

o.	Woodrum’s Form 4 filed with the SEC on February 10, 2005 falsely reported that options granted to Woodrum had been granted on October 08, 2001;

p.	Woodrum’s Form 4 filed with the SEC on May 19, 2005 falsely reported that options granted to Woodrum had been granted on November 28, 1997;

q.	Woodrum’s Form 4 filed with the SEC on May 19, 2005 falsely reported that options granted to Woodrum had been granted on November 28, 1997;

r.	Woodrum’s Form 4 filed with the SEC on May 19, 2005 falsely reported that options granted to Woodrum had been granted on October 08, 2001;

s.	Woodrum’s Form 4 filed with the SEC on May 19, 2005 falsely reported that options granted to Woodrum had been granted on June 24, 2003;

t.	Briggs’ Form 4 filed with the SEC on May 26, 2005 falsely reported that options granted to Briggs had been granted on December 20, 1998;

u.	Nelson’s Form 4 filed with the SEC on September 06, 2005 falsely reported that options granted to Nelson had been granted on December 10, 2003;

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v.	LeDuy’s Form 4 filed with the SEC on February 10, 2006 falsely reported that options granted to LeDuy had been granted on October 08, 2001;

w.	Briggs’ Form 4 filed with the SEC on February 13, 2006 falsely reported that options granted to Briggs had been granted on October 08, 2001; and

x.	Briggs’ Form 4 filed with the SEC on February 13, 2006 falsely reported that options granted to Briggs had been granted on June 24, 2003.

78. The Individual Defendants continued to conceal their foregoing misconduct until May 16, 2006, when the Center for Financial Research and Analysis identified CNET as high risk for having backdated options. Then on May 22, 2006, CNET issued a press release announcing that “CNET Networks’ Board of Directors has appointed a special committee of independent directors to conduct an internal investigation relating to past option grants, the timing of such grants and related accounting matters.”

79. On May 24, 2006, CNET issued a press release announcing an SEC investigation of the Company and its stock option granting practices:

CNET Networks, Inc. (Nasdaq:CNET) announced today that on May 24, 2006 it received notice informing the company that the Securities and Exchange Commission (SEC) is conducting an informal inquiry into its stock option grants. The letter from the SEC states that this informal inquiry should not be construed as an indication by the SEC or its staff that any violation of law has occurred, or as an adverse reflection upon any person, entity or security.

CNET Networks intends to cooperate fully with the SEC regarding this matter.

On May 16, 2006, the Center for Financial Research and Analysis issued an analysis of stock option exercise prices relative to stock price ranges for certain companies during the period 1997 to 2002. The report identified CNET Networks as having granted stock options on four occasions between 1998 and 2001 with exercise prices that matched or were close to a 40-day low for its stock price. On May 22, 2006, CNET Networks announced that its Board of Directors had appointed a special committee of independent directors to conduct an internal investigation relating to past option grants, the timing of such grants and related accounting matters. The Special Committee is being assisted by independent legal counsel.

80. On June 27, 2006, CNET issued a press release announcing that the Company received a grand jury subpoena from the U.S. Attorney requesting documents pertinent to its stock option granting practices:

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 31 -

CNET Networks, Inc. has received a grand jury document subpoena from the United States Attorney for the Northern District of California requesting records pertaining to the granting of stock options. CNET Networks intends to cooperate fully with the United States Attorney with respect to its request.

This request follows the Company’s announcement on May 22, 2006 that its Board of Directors had appointed a special committee of independent directors to conduct an internal investigation relating to past option grants, the timing of such grants and related accounting matters, and its announcement on May 24, 2006 that the Company had received notice that the Securities and Exchange Commission (SEC) is conducting an informal inquiry into its stock option grants. CNET Networks is cooperating fully with the SEC regarding this matter.

81. On July 11, 2006, CNET issued a press release announcing a multi-year restatement of its historical financial statements due to “errors” in accounting for stock option grants and admitted to actual backdating of stock options:

CNET Networks, Inc. (Nasdaq:CNET) announced today that it expects to restate previously issued financial statements to correct errors related to accounting for stock-based compensation. CNET does not expect that the anticipated restatement will have any impact on its previously reported revenues or cash positions.

As previously announced, the Company’s Board of Directors has established a special committee of independent directors to review the Company’s stock option practices and related accounting. The special committee is assisted by independent counsel and outside accounting experts.

The special committee is continuing its review and has not completed its work or reached final conclusions. The special committee and the Company have reached the preliminary conclusion that the actual measurement dates for certain stock options granted between 1998 and 2001 differ from the recorded measurement dates. CNET accordingly expects to record non-cash charges for stock-based compensation expense in certain reported periods commencing with the year ended December 31, 1998. These charges continue during at least the vesting periods of the options and therefore affect subsequent periods, decreasing net income or increasing net loss.

The Company believes that these charges are material and expects to restate its financial statements for 2003, 2004 and 2005 contained in the Company’s Annual Report on Form 10-K filed in March 2006 and the Company’s balance sheet as of March 31, 2006. Based on the continuing review by the special committee, the Company may also restate its financial statements for earlier years and its operating results for the first quarter of 2006.

The financial statements and all earnings and press releases and similar communications issued by the Company relating to periods commencing

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 32 -

on January 1, 2003 should therefore not be relied upon. The Company has discussed these matters with its independent registered public accountants. The Special Committee’s review is continuing and the Company may conclude that the measurement dates for options granted in periods not yet reviewed differ from the recorded grant dates. For this reason, the Company may determine that the financial statements issued by the Company with respect to additional periods should not be relied upon.

CNET expects to announce second quarter revenue results and its cash position at June 30, 2006 as well as third quarter and calendar year 2006 revenue guidance on July 24, 2006. The Company will not be in a position to announce additional financial results for the second quarter until the special committee has completed its review and a determination of the appropriate stock-based compensation has been made. Similarly, the Company will not be in a position to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 on a timely basis pending completion of the special committee’s review and completion of procedures by the Company’s independent registered public accountants. (emphasis added).

82. On August 4, 2006, CNET issued a press release announcing increases in compensation to be paid to, among others, Option Recipient Defendants Briggs and Ashe:

On August 2, 2006, the Compensation Committee of CNET Networks held a meeting at which it approved the following new annual base salaries for the company’s executive officers: Barry Briggs, President and Chief Operating Officer, $375,000; Neil Ashe, Executive Vice President, $375,000; George Mazzotta, Chief Financial Officer, $360,000; and Joseph Gillespie, Executive Vice President, CNET, $375,000. The Committee also approved increases to each executive officer’s target incentive opportunity. The increase in the executive officers’ total compensation opportunity averaged approximately 4%. The adjustments were effective August 2, 2006. No adjustment was made to the base salary or target incentive opportunity for Shelby Bonnie, Chairman and Chief Executive Officer.

In addition, the Compensation Committee approved the payment of first half bonus awards to the five most highly compensated executive officers pursuant to the terms of the 2006 Incentive Plan, which provides for the payment of up to 25% of the incentive target based on first half financial results.

83. On August 16, 2006, CNET issued a press release announcing receipt of NASDAQ notice due to delay in filing financial statements:

CNET Networks, Inc. (Nasdaq:CNET) today announced that it intends to request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination notice on Monday, August 14, 2006, stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). The letter, which was expected, was issued in

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 33 -

accordance with Nasdaq procedures because the company has not timely filed its Quarterly Report on Form 10-Q for the period ended June 30, 2006. Pending a decision by the hearing panel, CNET’s common stock will remain listed on The Nasdaq National Market. There can be no assurance that the hearing panel will grant the company’s request for continued listing.

The company has previously announced that a special committee of the Board of Directors is conducting a review of the company’s stock option practices and related accounting. The company intends to file its Form 10-Q once the special committee has completed its review and the company’s independent registered public accountants have completed their procedures.

84. On October 11, 2006, CNET issued a press release announcing that, in conclusion of its internal investigation, the Company admitted to actual backdating of CNET stock options and expected to restate its historical financial statements.

85. Moreover, on October 11, 2006, CNET issued another press release announcing the resignation of Bonnie as Chief Executive Officer and Chairman of the Board after the completion of the internal probe of past option granting practices:

CNET Networks, Inc. (Nasdaq:CNET) (www.cnetnetworks.com) today announced that its Board of Directors has unanimously appointed Neil Ashe as the Company’s new chief executive officer and director effective immediately. Co-founder and chief executive officer Shelby Bonnie has resigned as chairman and CEO. The Company also announced today that Jarl Mohn has been named non-executive chairman of CNET Networks’ Board of Directors. Mr. Mohn has extensive experience in the media and technology industries.

The Individual Defendants’ Insider Selling

86. According to public Form 4 filings, from 1999 to 2006, certain of the Individual Defendants (collectively, the “Insider Selling Defendants”), while in possession of materially adverse non-public information regarding the backdating of stock options and the false financial statements resulting therefrom, sold more than $67 million in CNET stock, a significant portion of which was obtained through the exercise of improperly backdated stock options, as demonstrated below:

NAME	TRANSACTION DATE	SHARES DISPOSED	PRICE/SHARE	PROCEEDS
Ashe	02/04/05	10,000	$9.7700	$97,700.00
	05/02/05	5,000	$10.0000	$50,000.00
	06/30/05	5,000	$12.0000	$60,000.00
	08/01/05	5,000	$12.7500	$63,750.00

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 34 -

	08/01/05	5,000	$12.7500	$63,750.00
	11/01/05	5,000	$13.5200	$67,600.00
	11/01/05	5,000	$13.5000	$67,500.00
	Total Shares Sold =	40,000	Total Proceeds =	$470,300.00
Bonnie	02/04/04	5,000	$9.3400	$46,700.00
	02/04/04	10,000	$9.3500	$93,500.00
	02/04/04	5,000	$9.3700	$46,850.00
	02/04/04	15,000	$9.4000	$141,000.00
	02/04/04	15,000	$9.5000	$142,500.00
	02/04/04	1,418	$9.5800	$13,584.44
	02/04/04	24,282	$9.6000	$233,107.20
	02/04/04	12,308	$9.6100	$118,279.88
	02/04/04	992	$9.6200	$9,543.04
	02/04/04	1,000	$9.6300	$9,630.00
	02/04/04	183,800	$9.6600	$1,775,508.00
	02/04/04	1,200	$9.6700	$11,604.00
	02/04/04	15,000	$9.7100	$145,650.00
	02/04/04	10,000	$9.8000	$98,000.00
	02/08/05	150,000	$10.0800	$1,512,000.00
	03/08/05	15,000	$9.2500	$138,750.00
	03/08/05	25,000	$9.0900	$227,250.00
	03/08/05	25,000	$9.2100	$230,250.00
	03/08/05	25,000	$9.1000	$227,500.00
	03/08/05	25,000	$9.1500	$228,750.00
	03/08/05	35,000	$9.1800	$321,300.00
	05/10/05	10,000	$9.7800	$97,800.00
	05/10/05	10,000	$9.7600	$97,600.00
	05/10/05	20,000	$9.7400	$194,800.00
	05/10/05	20,000	$9.7700	$195,400.00
	05/10/05	90,000	$9.7500	$877,500.00
	06/08/05	10,000	$10.4100	$104,100.00
	06/08/05	10,000	$10.3300	$103,300.00
	06/08/05	12,500	$10.3400	$129,250.00
	06/08/05	17,500	$10.2500	$179,375.00
	06/08/05	20,000	$10.1300	$202,600.00
	06/08/05	25,000	$10.1600	$254,000.00
	06/08/05	55,000	$10.1400	$557,700.00
	08/08/05	75,000	$13.3700	$1,002,750.00
	08/08/05	75,000	$13.4500	$1,008,750.00
	09/08/05	25,000	$13.7300	$343,250.00
	09/08/05	50,000	$13.7000	$685,000.00
	09/08/05	75,000	$14.0100	$1,050,750.00

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 35 -

	11/08/05	10,000	$13.8500	$138,500.00
	11/08/05	15,000	$13.9700	$209,550.00
	11/08/05	25,000	$14.0200	$350,500.00
	11/08/05	25,000	$13.8800	$347,000.00
	11/08/05	25,000	$13.9200	$348,000.00
	11/08/05	50,000	$13.8900	$694,500.00
	12/08/05	70,000	$15.4797	$1,083,579.00
	12/08/05	80,000	$15.5699	$1,245,592.00
	02/15/06	33,790	$13.5175	$456,756.33
	02/15/06	41,210	$13.6215	$561,342.02
	02/16/06	31,940	$13.5400	$432,467.60
	02/16/06	43,060	$13.5120	$581,826.72
	02/27/06	35,000	$14.3300	$501,550.00
	02/27/06	40,000	$14.3400	$573,600.00
	02/27/06	35,000	$13.8550	$484,925.00
	02/27/06	40,000	$13.9620	$558,480.00
		1,800,000	Total Proceeds =	$21,423,350.22
Briggs	11/01/03	120,000	$33.0000	$3,960,000.00
	11/24/03	20,000	$7.4000	$148,000.00
	11/24/03	10,000	$7.4200	$74,200.00
	02/04/05	25,000	$9.7700	$244,250.00
	02/04/05	26,042	$10.0000	$260,420.00
	02/04/05	48,958	$9.7700	$478,319.66
	02/04/05	100,000	$9.7700	$977,000.00
	05/24/06	25,000	$11.0000	$275,000.00
	02/09/06	72	$14.0400	$1,010.88
	02/09/06	500	$14.7300	$7,365.00
	02/09/06	3,900	$14.1300	$55,107.00
	02/09/06	5,228	$14.0600	$73,505.68
	02/09/06	5,801	$14.3000	$82,954.30
	02/09/06	6,300	$14.3200	$90,216.00
	02/09/06	6,700	$14.5300	$97,351.00
	02/09/06	7,258	$14.2300	$103,281.34
	02/09/06	9,100	$14.3900	$130,949.00
	02/09/06	10,242	$14.1800	$145,231.56
	02/09/06	11,900	$14.6300	$174,097.00
	02/09/06	13,500	$14.5800	$196,830.00
	02/09/06	19,500	$14.4300	$281,385.00
	02/09/06	19,999	$14.4800	$289,585.52
	Total Shares Sold =	495,000	Total Proceeds =	$8,146,058.94
Colligan	11/25/03	2,550	$7.6800	$19,584.00
	11/25/03	390	$7.6100	$2,967.90

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 36 -

	11/25/03	18,460	$7.6700	$141,588.20
	11/25/03	100	$7.6200	$762.00
	11/25/03	20,000	$7.6500	$153,000.00
	11/25/03	3,400	$7.6600	$26,044.00
	11/25/03	100	$7.6650	$766.50
	08/01/05	40,000	$13.0500	$522,000.00
	Total Shares Sold =	85,000	Total Proceeds =	$866,712.60
Fatum	05/16/03	25,000	$4.4640	$111,600.00
	07/24/03	10,000	$7.6600	$76,600.00
	07/24/03	357	$7.7300	$2,759.61
	07/24/03	36,000	$7.6000	$273,600.00
	07/24/03	1,875	$7.6100	$14,268.75
	07/24/03	1,000	$7.6400	$7,640.00
	07/24/03	500	$7.6800	$3,840.00
	07/24/03	19,812	$7.5500	$149,580.60
	07/24/03	500	$7.5800	$3,790.00
	08/01/03	5,316	$7.2100	$38,328.36
	08/01/03	4,684	$7.2000	$33,724.80
	08/01/03	1,600	$7.1400	$11,424.00
	08/01/03	1,100	$7.1100	$7,821.00
	08/01/03	2,300	$7.1000	$16,330.00
	08/01/03	4,500	$7.1500	$32,175.00
	08/01/03	5,500	$7.1300	$39,215.00
	Total Shares Sold =	120,044	Total Proceeds =	$822,697.12
Hippeau	11/28/00	65,000	$21.3167	$1,385,585.50
	01/11/01	127,192	$13.3006	$1,691,729.92
	01/12/01	140,000	$14.0379	$1,965,306.00
	Total Shares Sold =	332,192	Total Proceeds =	$5,042,621.42
Kertzman	07/20/99	15,000	$46.0830	$691,245.00
	07/21/99	35,000	$44.5607	$1,559,624.50
	07/22/99	10,000	$44.0000	$440,000.00
	11/19/03	1,000	$7.0200	$7,020.00
	11/19/03	1,000	$7.0100	$7,010.00
	11/19/03	2,700	$6.9900	$18,873.00
	11/19/03	1,400	$6.9800	$9,772.00
	11/19/03	200	$6.9810	$1,396.20
	11/19/03	900	$6.9760	$6,278.40
	11/19/03	6,931	$6.9700	$48,309.07
	11/19/03	2,200	$6.9600	$15,312.00
	11/19/03	8,785	$6.9500	$61,055.75
	11/19/03	300	$6.9540	$2,086.20
	Total Shares Sold =	85,416	Total Proceeds =	$2,867,982.12

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 37 -

LeDuy	02/04/05	6,097	$9.7700	$59,567.69
	02/04/05	10,922	$9.7700	$106,707.94
	02/04/05	28,981	$10.0000	$289,810.00
	02/09/06	5,000	$14.5000	$72,500.00
	Total Shares Sold =	51,000	Total Proceeds =	$528,585.63
Minor	02/28/00	170,000	$66.1122	$11,239,074.00
	02/28/00	85,000	$63.6930	$5,413,905.00
	02/29/00	85,000	$66.0640	$5,615,440.00
	Total Shares Sold =	340,000	Total Proceeds =	$22,268,419.00
Robison	11/09/99	2,500	$50.0000	$125,000.00
	02/17/00	434	$64.3750	$27,938.75
	04/28/00	3,000	$33.8750	$101,625.00
	05/02/00	5,000	$39.0000	$195,000.00
	05/12/00	4,428	$39.7500	$176,013.00
	08/25/00	6,305	$39.7500	$250,623.75
	11/09/00	2,500	$28.3125	$70,781.25
	Total Shares Sold =	24,167	Total Proceeds =	$946,981.75
Woodrum	04/26/99	10,000	$134.6500	$1,346,500.00
	05/28/03	5,000	$5.2400	$26,200.00
	07/25/03	30,000	$7.2410	$217,230.00
	02/07/05	100,000	$10.0300	$1,003,000.00
	05/17/05	100,000	$10.2200	$1,022,000.00
	05/17/05	50,000	$10.9000	$545,000.00
	Total Shares Sold =	295,000	Total Proceeds =	$4,159,930.00
	GRAND TOTAL SHARES SOLD =	3,667,819	GRAND TOTAL PROCEEDS =	$67,543,638.80

The Individual Defendants Breached Their Fiduciary Duties

by Participating in the Backdating Scheme

87. In a misguided effort to attract and retain employees in a competitive environment, the Individual Defendants exceeded the bounds of the law and legitimate business judgment by perpetrating their backdating scheme. The Individual Defendants’ misconduct was unjustifiable and constituted a gross breach of their fiduciary duties by:

a.	colluding with each other to backdate stock option grants;

b.	colluding with each other to violate GAAP;

c.	colluding with each other to produce and disseminate to CNET shareholders and the market false financial statements that improperly recorded and accounted for the backdated option grants and concealed the improper backdating of stock options; and

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 38 -

d.	colluding with each other to file false proxy statements, false financial statements, and false Form 4’s in order to conceal the improper backdating of stock options.

88. The Individual Defendants’ foregoing misconduct was not, and could not have been, an exercise of good faith business judgment. Rather, it was intended to, and did, unduly benefit the Option Recipient Defendants at the expense of the Company.

89. As a direct and proximate result of the Individual Defendants’ foregoing breaches of fiduciary duties, the Company has sustained millions of dollars in damages, including, but not limited to, the additional compensation expenses and tax liabilities the Company will be required to incur, loss of funds paid to the Company upon exercise of options, costs and expenses incurred in connection with its internal investigation, costs and expenses incurred in connection with the Company’s restatement of historical financial results, and costs and expenses incurred in connection with the SEC and U.S Attorney’s investigations of the Company.

90. The Option Recipient Defendants have exercised hundreds of thousands of backdated options at improperly low prices and have then sold the shares for hundreds of millions in proceeds. Consequently, the Option Recipient Defendants have been unjustly enriched by garnering millions of dollars in illicit profits and depriving the Company of millions of dollars in illicit profits and depriving the Company of millions of dollars in payments that the Company should have received upon exercise of the options.

THE ACQUISITION

91. On May 15, 2008, CNET announced that the Board had agreed to the Acquisition. The Acquisition is a two-step transaction, the first step of which is a tender offer for all of the outstanding shares of CNET common stock in exchange for $11.50 per share (the “Tender Offer”), and the second of which is a merger of CNET with and into an affiliate of CBS by which all CNET shareholders who do not tender their shares in the Tender Offer will be cashed out in exchange for $11.50 per share (the “Merger’).

92. While CNET shareholders will receive only $11.50 per share in the Acquisition, the Individual Defendants will receive much more for their equity interests in the Company.

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Defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson, Robison, Rosenthal, Lurie, and Gillespie will exchange their worthless underwater CNET stock options (even their backdated options) for CBS stock options in the Acquisition. Meanwhile, the Individual Defendants expect that the Acquisition will immunize them from their prior misconduct relating to the backdating.

93. At $11.50 per share, the Acquisition purports to provide CNET common shareholders with a 45% premium to their CNET holdings, based on the Company’s closing stock price of $7.95 on May 14, 2008. However, rather than providing CNET shareholders with fair value for their investment in CNET, a “profitable, growing, well-managed Internet company,” according to CBS President and CEO Leslie Moonves, the Acquisition has been opportunistically timed in order to grant CBS the advantage of the depressed value of CNET’s common stock caused by the backdating scandal. Furthermore, common shareholders of CNET will not be afforded the option to continue their equity interest in the Company or in CBS following the Acquisition. Rather, CNET’s common shareholders will be forced to exchange their valuable shares of CNET common stock for the grossly inadequate price of $11.50 per share while defendants retain an equity interest in CBS.

94. On May 13, 2008, two short days before Acquisition Director Defendants agreed to the Acquisition, the Supreme Court of Delaware issued a ruling permitting CNET’s largest shareholder, JANA Master Fund, Ltd. (“JANA”), to appeal directly to CNET’s shareholders for control of CNET’s Board for the expressed purpose of maximizing shareholder value. Curiously, concurrent with the Acquisition Director Defendants’ decision to agree to the Acquisition, defendant Ashe and certain other CNET executives entered into revised employment agreements with CBS that will provide them with consideration substantially in excess of remuneration they stand to earn if CNET were to remain a public company, particularly in light of the efforts by one of CNET’s largest shareholders to effect a change in the Company’s leadership.

95. Lastly, Acquisition Director Defendants have filed with the SEC and disseminated to the public a Schedule 14D-9 (the “14D-9”), which provides to CNET shareholders certain information concerning, inter alia, the background of the negotiations of the Acquisition, and

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 40 -

whether the consideration offered in the Acquisition is fair to CNET shareholders. However, in an effort to manipulate CNET common shareholders and coerce them into either tendering their CNET shares in the Tender Offer or voting their shares in favor of the Merger if given an opportunity to do so, Acquisition Director Defendants have disseminated a materially misleading 14D-9 that will prevent CNET shareholders from making an informed decision whether to tender their shares in the Tender Offer or vote their shares in favor of the Merger.

The Acquisition Director Defendants Have Breached Their Fiduciary Duties by

Agreeing to Sell the Company for an Inadequate Price and by Placing Their

Own Interests Ahead of Those of the CNET Shareholders

96. On May 14, 2008, Acquisition Director Defendants authorized the Company to enter into the Acquisition in a hasty effort to maximize value to themselves through a sale of the Company while simultaneously short-changing CNET’s common shareholders and avoiding legitimate shareholder-driven efforts to change CNET’s leadership. Many of CNET’s common shareholders have suffered through a lengthy period of depressed CNET stock value caused by defendants’ mismanagement of the Company. While Acquisition Director Defendants’ public actions have been orchestrated to falsely convince CNET shareholders that they have been presented with a value-maximizing transaction, behind the scenes Acquisition Director Defendants and defendant Lurie have engaged in a brazen abuse of their fiduciary responsibilities by negotiating the terms of the Acquisition in order to extinguish their derivative liability relating to CNET’s publicized stock options backdating scandal, exchange their backdated and underwater CNET stock options for valuable CBS stock options in the Merger, and provide themselves with lucrative employment agreements with CBS.

Acquisition Director Defendants Have Breached Their Fiduciary Duties by

Agreeing to the Acquisition at an Inadequate Premium

97. On May 16, 2006, the date on which the CFRA identified CNET as a company that was at high risk for having backdated stock options, the Company’s stock price closed at $9.57 per share, only the second time in more than a year that the Company’s stock price closed below $10.00 per share, as demonstrated in the chart below.

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 41 -

98. In fact, from May 2003 to April 2006, the Company’s stock price traded at an average closing price of approximately $10 per share. The drop in CNET’s stock price bore a direct correlation to the inception of the Board’s internal investigation into the backdating of stock options at CNET, an investigation that revealed the true extent of the misconduct at CNET. The news of CNET’s hundred-million-dollar stock options backdating scandal would ensure that the Company’s stock price would stay depressed until the present day.

99. In the two years following the CFRA’s identification of CNET as a company that was at high risk for having backdated stock options, the average closing price of the Company’s stock price was $8.39 per share. During this time, the Company announced that it had formed a special committee to conduct an internal investigation of CNET’s historical stock options granting practices, the SEC and DOJ opened similar investigations into the Company’s violations of federal securities laws, and the special committee formally concluded that grants of CNET stock options were backdated between 1996 and at least 2003, thus causing the Company to undertake a massive $105 million restatement to rectify defendants’ wrongdoing. Not surprisingly, the Company’s stock price never rebounded to its pre-options-backdating level, and has languished at an artificially

FIRST AMENDED COMPLAINT MASTER FILE NO. CGC-06-452728	- 42 -

low level for more than two years as a result of defendants’ self-dealing, malfeasance, and mismanagement. Indeed, as Lloyd Walmsley, an analyst for Thomas Weisel Partners noted in his May 15, 2008 analyst report, CNET’s inherent value exceeds the $11.50 per share Acquisition consideration to be paid by CBS, Mr. Walmsley stated “The takeout price is above our $10 twelve-month price target but at the low end of our sum-of-the-parts estimated value of the assets at $11.45-16.00 per share before control discount. CNET is one of the last large independent sources of web traffic, at #17 domestically and #10 globally based on unique users[.]”

100. According to defendant Ashe, “CNET Networks operates some of the most important premium online brands, serving the most sought after online audiences. Today’s announcement [of the Acquisition] brings together two organizations that complement each other and working with Leslie, Quincy and the talented people at CBS, we look forward to taking our business and our brands to the next level.” By defendant Ashe’s own admission, the expectation among CNET and CBS executives is that CNET’s business prospects will improve while under the wing of CBS, and that CNET’s improved operations will be reflected in CBS’s stock price. Defendants Colligan, Nelson, Robison, and Mohn stand to directly benefit from these circumstances as they will be able to exchange their valueless, underwater stock options for CBS stock options which only stand to increase in value following the Acquisition, while CNET common shareholders are forced to cash out their valuable CNET interest for a paltry $11.50 per share.

Acquisition Director Defendants Have Negotiated the Acquisition in Order to Extinguish

Derivative Liability Relating to CNET’s Stock Option Backdating Scandal

101. CNET has admitted that the Company’s stock price has languished for the past two years not only because the CFRA implicated CNET in the nation-wide stock options backdating scandal, but because defendants did in fact grant and/or receive backdated CNET stock options, costing the Company more than $100 million as a result.

102. In its Form 10-K/A for the fiscal year ended December 31, 2006, filed with the SEC on January 29, 2007 (the “2006 10-K”), CNET announced that defendants Mohn, Colligan, Currie,

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Nelson, and Robison each received backdated stock options during their tenure on the Board. In addition, CNET has admitted that defendant Ashe received backdated CNET stock options during his tenure as an executive officer of the Company.

103. Furthermore, the Board has failed to adequately remedy the admitted backdating at CNET. The Board has not taken action against those who granted the improper options and/or participated in the backdating scheme. The harm to the Company caused by the defendants’ misconduct was substantial and cost the Company millions of dollars in inappropriate payments to the Option Recipient Defendants, investigative costs, and defense costs. To date, almost none of the costs to the Company have been recovered by the Board.

104. At the time that the Acquisition was negotiated and agreed upon by the Board, the Board consisted of eight (8) directors – the Acquisition Director Defendants. By CNET’s own admission, six (6) of these directors received backdated CNET stock options, and are therefore directly interested in the wrongful stock options backdating alleged herein. Despite their direct interest in the wrongful stock options backdating alleged herein, defendants Mohn, Ashe, Colligan, Currie, Nelson, and Robison undertook to negotiate the Acquisition with the knowledge that, upon its completion, any and all derivative liability to which they are subject as a result of CNET’s massive stock option backdating scandal would likely be extinguished along with the Company’s existence. Armed with this knowledge, defendants Mohn, Ashe, Colligan, Currie, Nelson, and Robison acted in their own self interest, and to the detriment of CNET common shareholders, by negotiating the Acquisition at a time when the Company’s stock price was artificially depressed, trading off shareholder value for their own exculpation from derivative liability.

Acquisition Director Defendants Negotiated the Acquisition in Order to Allow

Themselves to Roll-Over Their Backdated and/or Worthless CNET Stock Options into

CBS Stock Options

105. Not only did defendants Mohn, Ashe, Colligan, Currie, Nelson, and Robison pit their own legal and financial interests against maximizing shareholder value when they negotiated the Acquisition, they specifically negotiated the terms of the Acquisition to provide themselves with an additional financial benefit that CNET’s common shareholders would not share: retaining

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an equity interest in CBS upon completion of the Acquisition. Thus, defendants Mohn, Ashe, Colligan, Currie, Nelson and Robison have agreed to the Acquisition so that they may realize the true value of CNET upon its assimilation into CBS’s business while CNET common shareholders are being encouraged to accept the $11.50 Acquisition consideration in exchange for their CNET shares. All of the Acquisition Director Defendants knowingly and willingly permitted this conduct.

106. The Merger Agreement provides that shares of CNET common stock and certain CNET stock options will be exchanged in the Acquisition for $11.50 per share. Under the terms of the Merger Agreement, each CNET stock option with a per share exercise price below the Acquisition consideration will be converted into the right for the holder thereof to receive a cash payment equal to the Acquisition consideration minus the exercise price. However, each CNET stock option with an exercise price above the Acquisition consideration, which would otherwise be worthless in the Acquisition, will be converted into options to purchase CBS common stock following completion of the Acquisition.

107. In addition to owning backdated stock options as alleged herein, more than half of the current Board members – defendants Ashe, Colligan, Nelson, Robison, and Mohn – own CNET stock options with exercise prices in excess of the $11.50 per share Acquisition consideration, as defendants Colligan, Nelson, Robison, and Mohn were granted thousands of Company stock options on August 5, 2005 with an exercise price of $13.44 per share, and defendant Ashe was granted thousands of Company stock options on August 3, 2005 with an exercise price of $13.44 per share. Accordingly, as part of the Acquisition, each of Ashe, Colligan, Nelson, Robison, and Mohn stand to receive CBS stock options in exchange for their underwater and putatively worthless CNET stock options. See supra ¶¶48 - 61.

108. As disclosed in the 14D-9, defendants Ashe, Lurie, and Gillespie collectively own 325,000 CNET stock options that were granted to them on August 3, 2005 with an exercise price of $13.44 per share, nearly $2.00 more than the consideration offered in the Acquisition.7 Defendant

[7]	As discussed below, the 14D-9 does not disclose the aggregate number of underwater stock options held by the members of the Board other than defendant Ashe.

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Ashe’s own admissions demonstrate that the Acquisition will have a positive impact on CBS’s stock value, thus rapidly turning underwater CNET stock options into in-the-money CBS stock options. While CNET officers and directors will be able to share in the growth potential that CNET will provide to CBS, CNET’s common shareholders will be forced to accept $11.50 per share for their CNET common stock, and will not realize any of the future value created by the highly synergistic Acquisition.

Acquisition Director Defendants Have Breached Their Fiduciary Duties by Allowing

Certain Defendants to Negotiate Lucrative Employment Agreements With CBS That Will

Survive the Acquisition

109. According to the 14D-9, defendants Ashe, Lurie, and Sherman entered into revised employment agreements (respectively, the “Ashe Agreement,” “Lurie Agreement,” and “Sherman Agreement,” and together, the “Agreements”) with CBS in connection with the Acquisition. The Agreements provide Ashe, Lurie, and Sherman with vast compensation for agreeing to sell the Company in the Acquisition, and for agreeing to continue their employment at CBS following the Acquisition; Ashe, Lurie, and Sherman were due to receive no such compensation were CNET to remain an independent entity.

110. According to the 14D-9, the Ashe Agreement provides, inter alia, the following benefits to Ashe:

a.	A one-time payment of $500,000 plus an additional amount equal to the pro rata portion of his annual bonus for the year in which the Merger Effective Time (as defined in the Merger Agreement) occurs;

b.	Beginning at the Merger Effective Time, a salary of $750,000 per annum;

c.	Annual bonus compensation of not less than 100% of his annual salary;

d.	Annual grants of long-term incentive compensation under the CBS 2004 Long Term Management Incentive Plan equal to a value not less than $1,625,000 for each year of the Ashe Agreement; and

e.	An award of CBS stock options with a value of $1,625,000 following the close of business 10 trading days after the Merger.

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111. According to the 14D-9, Ashe received the following compensation in 2007: $500,000 salary, $3.27 million in option awards, and $16,294 in other compensation, for total 2007 compensation of approximately $3.79 million. As a result of the Acquisition and the Ashe Agreement, however, Ashe will receive a 50% increase in his annual salary, a one-time cash payment equal to his annual salary upon consummation of the Merger, and is guaranteed at least $6.5 million in CBS stock option awards. The Ashe Agreement, undoubtedly, has provided Ashe with tremendous personal incentive to encourage CNET shareholders to tender their shares in the Tender Offer, or otherwise vote their CNET shares in favor of the Merger, while Ashe changes employers in order to receive substantially more lucrative employment conditions than he has received, or would receive, at CNET.

112. According to the 14D-9, the Lurie Agreement provides, inter alia, the following benefits to Lurie:

a.	A one-time payment of $350,000 plus an additional amount equal to the pro rata portion of his annual bonus for the year in which the Merger Effective Time occurs;

b.	Beginning at the Merger Effective Time, a salary of $400,000 per annum;

c.	Annual bonus compensation of not less than 50% of his annual salary;

d.	Annual grants of long-term incentive compensation under the CBS 2004 Long Term Management Incentive Plan equal to a value not less than $1,000,000 for each year of the Lurie Agreement; and

e.	An award of CBS stock options with a value of $1,000,000 following the close of business 10 trading days after the Merger.

113. According to the 14D-9 and other public filings by the Company, Lurie was promoted to the position of CFO on February 5, 2008 (effective March 7, 2008). In connection with this promotion, CNET increased Lurie’s annual salary to $350,000 from $245,000, which Lurie received in 2007 as the Company’s Vice President of Strategy and Development. In total, Lurie received the following compensation in 2007: $245,000 salary, $25,000 bonus, $332,105 million in option awards, $24,250 in non-equity incentive plan compensation, and $11,098 in other

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compensation, for total 2007 compensation of approximately $637,453. As a result of the Acquisition and the Lurie Agreement, however, Lurie will receive a 14% increase in his annual salary (which was just increased by more than 42% in March 2008), a one-time cash payment equal to his annual salary upon consummation of the Merger, and is guaranteed at least $3,000,000 in CBS stock option awards. The Lurie Agreement, undoubtedly, has provided Lurie with tremendous personal incentive to encourage CNET shareholders to tender their shares in the Tender Offer, or otherwise vote their CNET shares in favor of the Merger, while Lurie changes employers in order to receive substantially more lucrative employment conditions than he has received, or would receive, at CNET.

114. According to the 14D-9, the Sherman Agreement provides Sherman with, inter alia, a one-time payment of $260,000 plus an additional amount equal to the pro rata portion of his annual bonus for the year in which the Merger Effective Time occurs.

115. According to the 14D-9, Sherman received approximately $260,000 in cash salary compensation in 2007. Thus, as a result of the Acquisition and the Sherman Agreement, Sherman will receive a one-time cash payment equal to his annual salary upon consummation of the Merger. The Sherman Agreement, undoubtedly, has provided Sherman with tremendous personal incentive to encourage CNET shareholders to tender their shares in the Tender Offer, or otherwise vote their CNET shares in favor of the Merger, while Sherman changes employers in order to receive substantially more lucrative employment conditions than he has received, or would receive, at CNET.

116. As discussed in the 14D-9, the Compensation Committee (defendants Mohn, Lyons, and Rosenthal) were involved in the negotiation of “employment arrangements and payments to certain officers.” However, the 14D-9 does not disclose which “certain officers” had employment agreements and payments negotiated by the Compensation Committee. In fact, the 14D-9 specifically notes that at least defendants Ashe and Lurie were permitted to negotiate the terms of the Ashe Agreement and Lurie Agreement, respectively, at the same time that Ashe and Lurie were primarily responsible for negotiating the Acquisition and in the face of shareholder-driven

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efforts to change CNET’s leadership. Not only did Ashe and Lurie breach their fiduciary duties owed to CNET and its shareholders by negotiating the lucrative Ashe Agreement and Lurie Agreement, the Compensation Committee – and indeed, the entire Board – breached their fiduciary duties by allowing the mouthpieces of the Company (Ashe and Lurie) to negotiate a purportedly value-maximizing transaction on behalf of CNET’s shareholders while at the same time negotiating their own continuing employment agreements with CBS.

117. Acquisition Director Defendants have clearly abdicated their fiduciary obligations to CNET common shareholders by negotiating and agreeing to the Acquisition, which blatantly and unlawfully favors defendants’ own interests over the interests of the Company’s common shareholders. By agreeing to the Acquisition, Acquisition Director Defendants have agreed to a transaction that benefits themselves three times over, by extinguishing their derivative liability, permitting them to roll over their worthless, underwater CNET stock options into valuable CBS stock options, and taking advantage of unprecedented and valuable employment contracts with CBS – while forcing CNET’s common shareholders to either accept an inadequate price for their shares – instead of actually righting the wrong caused to CNET’s shareholders by defendants’ misconduct and mismanagement.

Acquisition Director Defendants Have Breached Their Fiduciary Duties by Failing to

Adequately Investigate the Market Value of CNET in Order to Further Their Own Interests

118. When a board of directors of a company determines to engage in a sale of that company, the members of the board incur certain fiduciary duties, including the duty to maximize shareholder value by engaging in practices such as market-checks or auctions to ensure that they have received the maximum available price for the company.

119. While the 14D-9 vaguely notes that the Board has “periodically assessed the Company’s strategic alternatives[,]” the 14D-9 makes crystal clear that the Board willingly fell into the arms of CBS. Indeed, CBS is a company with which many CNET directors have or had close professional ties; according to the 14D-9: defendant Gillespie formerly was employed by CBS Sports; defendant Mohn formerly served as Executive Vice President and General Manager of

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MTV and VH1, CBS and Viacom affiliates; and defendant Rosenthal formerly served as President and Chief Operating Officer of MTV Networks, a division of Viacom International Inc., and was also formerly employed by CBS Cable. The 14D-9 notes that CBS and Viacom Inc., formerly one entity, were separated as of December 31, 2005. The Acquisition Director Defendants secured CBS as a convenient and familiar suitor in order to complete a strategic acquisition designed to quickly shield the Board from derivative liability in connection with CNET’s historical stock options backdating scandal (as discussed above), and pressure from the Company’s largest shareholder, JANA, to effectuate a value-maximizing Board-level leadership transition at CNET.

120. According to the 14D-9, by letter dated December 26, 2007, JANA notified the Company of its intention to (i) propose amendments to the Company’s bylaws to expand the size of the Board, and (ii) nominate directors constituting a majority of the Board for election at the Company’s annual meeting of stockholders. Shortly thereafter, on January 7, 2008, JANA commenced an action in the Court of Chancery of the State of Delaware (the “Chancery Court”) for declaratory and injunctive relief requesting, among other things, that the Chancery Court declare certain provisions of the Company’s bylaws invalid and enjoin the application of such provisions to JANA’s proposed amendments.

121. On January 11, 2008, the Board approved Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Allen & Company (“Allen”) as financial advisors, and further adopted a stockholder rights plan (the “Poison Pill”) designed to deter coercive takeover tactics.

122. Without disclosing any information concerning activities at the Company between late-January 2008 and early-March 2008, the 14D-9 states that on March 3, 2008, representatives of CBS contacted Ashe to express CBS’s interest in having a meeting to discuss a potential strategic transaction.

123. On March 13, 2008, the Chancery Court granted JANA its requested relief against CNET, permitting JANA to proceed with its efforts to effect change in CNET’s leadership.

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124. On March 18, 2008, more than 2 weeks after agreeing to meet with CBS, but only 5 short days after the Chancery Court’s decision, representatives of CNET met with representatives of CBS to discuss a potential strategic transaction.

125. Following the March 18, 2008 meeting, representatives of CNET (principally Ashe and Lurie) and CBS (principally Moonves and Reynolds) continued to meet throughout April and early-May 2008 to negotiate the terms of the Acquisition.

126. During these negotiations, CNET and its advisors did not endeavor to contact additional third-parties that might be interested in acquiring CNET, despite the fact that the swiftly developing Acquisition clearly would constitute a change in control of the Company, and despite the fact that, according to the 14D-9, the Company’s legal counsel “reviewed with the Company Board its fiduciary duties under Delaware law in the context of a potential sale of control of the Company.”

127. Meanwhile, CNET appealed the Chancery Court’s adverse ruling to the Delaware Supreme Court.

128. Rather than engage in a value-maximizing auction for the Company on behalf of CNET’s common shareholders, Acquisition Director Defendants agreed to a provision of the Merger Agreement that permits the Company, according to the 14D-9, “to conduct discussions and negotiations with third parties submitting inquiries and acquisition proposals without first having to determine if such acquisition proposals are likely to lead to a proposal superior to the transaction[.]” While Acquisition Director Defendants would have CNET common shareholder believe that the Merger Agreement affords Acquisition Director Defendants the opportunity to maximize shareholder value, the Merger Agreement does little more than window-dress the ugly façade of the Acquisition. Although the Merger Agreement provides Acquisition Director Defendants with the flexibility to receive alternative acquisition proposals from third parties, the Merger Agreement prevents Acquisition Director Defendants from actively soliciting alternative, value-maximizing acquisition proposals from third-parties, and therefore prevents defendants from exercising their fiduciary responsibility to assess the fair value of CNET and deliver maximum value to the shareholders whom they are asking to part with their valuable CNET equity interests.

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129. On May 13, 2008, just two days before the Company entered in to the Acquisition and on the same date that Lurie and Ashe purportedly began their negotiations with CBS concerning their employment terms post-consummation, the Delaware Supreme Court affirmed the decision of the Chancery Court, permitting JANA to proceed with its submission of director nominations and proposals under the Company’s bylaws to effect a change in CNET’s leadership.

130. To escape derivative liability in connection with CNET’s stock options backdating scheme, and to deter JANA’s efforts to replace the Board, the Board knowingly and deliberately enacted the Poison Pill (which was suspended as it related to CBS in order to effectuate the Acquisition). Furthermore, Acquisition Director Defendants hastily jumped into the arms of CBS and agreed to the Merger Agreement. At no point did Acquisition Director Defendants or defendant Lurie endeavor to assess the fair value of CNET and engage in a strategic transaction that maximized shareholder value. By agreeing to the Merger Agreement, Acquisition Director Defendants have forever precluded their ability to actively solicit alternative transactions to the Acquisition. Acquisition Director Defendants’ actions constitute blatant breaches of their fiduciary duties.

Acquisition Director Defendants Have Breached Their Fiduciary Duties by Failing to Disclose

Material Information to the CNET Shareholders in Relation to the Tender Offer and Merger

131. In providing proxy and other materials to company shareholders in the context of a corporate acquisition, the board of the company distributing those materials has a fiduciary duty to disclose all material information to the shareholders so that the shareholders are able to make a fully informed and reasonable decision as to the course of action that they wish to take with regard to their ownership in the company. This duty obligates the company to provide to its shareholders information that is not false or materially misleading. Here, before CNET shareholders are asked to part with their interest in this profitable company, they must be given all material information sufficient to allow them to decide whether to tender their shares.

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132. In the 14D-9, the Company has provided, inter alia, sections titled “Background and Reasons for the Recommendation,” and “Opinion of the Company’s Financial Advisor.” These respective sections of the 14D-9 provide information relating to the events leading up to the commencement of the Tender Offer, and the information relied upon by the Board and Morgan Stanley in evaluating the Tender Offer and Merger on behalf of CNET.

133. Unfortunately, these and other sections of the 14D-9 fail to disclose material details with respect to the Tender Offer and Merger that are vital to a reasonable shareholder’s comprehension of the decision of whether to tender his or her shares to CBS, or whether to vote in favor of the Merger.

134. With respect to the “Background and Reasons for the Recommendation” section of the 14D-9, the following examples of material omissions render the 14D-9 misleading and preclude shareholders from being able to make a fully-informed decision whether to tender their shares in the Tender Offer:

a.	The basis upon which the Compensation Committee recommended, and the Board approved, severance agreements for certain members of management on January 14, 2008;

b.	Why defendants Ashe and Lurie were permitted to negotiate the terms of their own employment agreements with CBS;

c.	Why defendants Ashe and Lurie were permitted to negotiate the terms of the Acquisition while simultaneously negotiating the terms of their own employment agreements with CBS;

d.	Whether and to what extent Ashe’s and Lurie’s respective counsel used in the negotiation of the terms of Ashe’s and Lurie’s respective employment agreements maintained any conflicts of interest with CNET or CBS;

e.	The results of Morgan Stanley’s preliminary financial analysis that was presented to the Board on May 11, 2008, and upon which the Board concluded to seek a price higher than $11.50 per share from CBS;

f.	Why, having concluded to seek a price higher than $11.50 per share from CBS on May 11, 2008, defendants agreed to the Acquisition at $11.50 per share;

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g.	Whether and to what extent Allen performed any financial advisory services to CNET in connection with the negotiation of the Acquisition;

h.	The background of the negotiations concerning the ability for underwater CNET stock options to be rolled over into CBS stock options in connection with the Acquisition;

i.	Whether and to what extent CNET conducted discussions and negotiations with third parties concerning alternative acquisition proposals following CNET’s agreement to the Acquisition;

j.	Why the Board determined not to agree to terms of the Merger Agreement that enabled them to actively solicit alternative transactions to the Acquisition;

k.	Whether and to what extent the Board considered Gillespie, Rosenthal, and Mohn’s respective prior relationships with CBS and its affiliates when negotiating the Acquisition;

l.	Why the Board determined it to be proper to adopt the Poison Pill in response to JANA’s efforts to amend the Company’s bylaws;

m.	Whether the likelihood of JANA’s pending proxy contest succeeding, in light of the Delaware Supreme Court’s May 13, 2008 decision, was a consideration in the Board’s decision to approve the Acquisition on May 15, 2008;

n.	Whether the likelihood of JANA’s pending proxy contest succeeding, in light of the Delaware Supreme Court’s May 13, 2008 decision, was a consideration in Ashe’s and Lurie’s decision to enter into the Ashe Agreement and Lurie Agreement, respectively, on May 15, 2008;

o.	Whether the Board received any inquiries from third-parties concerning alternative strategic transactions involving the Company, and any response(s) thereto; and

p.	Whether and under what circumstances a vote by CNET’s shareholders would be warranted in the context of a tender offer followed by a short-form merger.

135. With respect to the “Opinion of the Company’s Financial Advisor” section of the 14D-9, the following examples of material omissions render the 14D-9 misleading and preclude shareholders from being able to make a fully-informed decision whether to tender their shares in the Tender Offer:

a.	What financial projections that were prepared by the management of the Company that were reviewed by Morgan Stanley in connection with rendering Morgan Stanley’s fairness opinion;

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b.	The identity of the equity research analysts that Morgan Stanley reviewed and analyzed in connection with Morgan Stanley’s Equity Research Analysts’ Price Targets analysis;

c.	The basis upon which Morgan Stanley chose the comparable companies that were analyzed in connection with Morgan Stanley’s Comparable Companies Trading Analysis;

d.	The financial metrics of the comparable companies that were analyzed in connection with Morgan Stanley’s Comparable Companies Trading Analysis;

e.	The basis upon which Morgan Stanley determined that a perpetuity growth rate range of 4.0% to 6.0% and a discount rate of 11.0% were appropriate for use in Morgan Stanley’s Discounted Cash Flow Analysis;

f.	The basis upon which Morgan Stanley determined that a discount rate of 11.0% was appropriate for use in Morgan Stanley’s Discounted Equity Value Analysis;

g.	The 2010 financial forecasts that were analyzed in connection with Morgan Stanley’s Discounted Cash Flow Analysis and Discounted Equity Value Analysis;

h.	The basis upon which Morgan Stanley chose the selected precedent transactions analyzed in connection with Morgan Stanley’s Precedent Transactions Analysis, and particularly the basis upon which Morgan Stanley included the abandoned Yahoo! Inc. / Microsoft Corporation transaction in this analysis;

i.	The financial metrics of the precedent transactions that were analyzed in connection with Morgan Stanley’s Precedent Transactions Analysis; and

j.	Whether in approving the Acquisition the Board considered the fact that Morgan Stanley’s Multiples Paid Analysis resulted in an implied value per share range in excess of the Acquisition consideration.

136. With respect to certain other sections of the 14D-9, the following examples of material omissions render the 14D-9 misleading and preclude shareholders from being able to make a fully-informed decision whether to tender their shares in the tender offer:

a.	The minimum number of CNET shares required to be tendered in the Tender Offer for the Top-Up Option (as defined in the 14D-9) to be exercisable by CBS;

b.	The number of underwater CNET stock options (i.e., CNET stock options with an exercise price greater than $11.50 per share) currently owned by each member of the Board, and the exercise price of each such stock option;

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c.	The number of options owned by each member of the Board that are currently unvested or otherwise unexercisable that will immediately vest and be permitted to participate in the Acquisition, and the exercise price of each such stock option;

d.	All terms to the Merger Agreement that were altered, changed, modified, or negotiated following Board approval of the Merger Agreement on May 14, 2008 and the signing of the Merger Agreement on May 15, 2008;

e.	Why the Company purportedly retained Allen as a financial advisor, paid Allen $2.8 million in fees in connection with the Acquisition, yet did not include in the 14D-9 any financial analysis performed by Allen, and whether Allen did in fact perform any financial analysis in connection with the Acquisition;

f.	Assuming Allen did not perform any financial analysis in connection with the Acquisition, the basis upon which the Company determined to pay Allen $2.8 million in fees in connection with the Acquisition;

g.	The basis upon which the Company determined to pay Morgan Stanley $12.0 million in fees in connection with the Acquisition;

h.	As discussed on page 30 of the 14D-9, the terms of the potential settlement reached between the parties in the federal court derivative case and whether such terms included the repricing of backdated or otherwise mispriced CNET stock options; and

i.	To what extent Morgan Stanley has previously provided financial advisory services to CBS, and the historical remuneration Morgan Stanley has earned from CBS in that regard.

137. Each of the above disclosures is key to CNET shareholders’ ability to make an informed decision whether to tender their shares in the Tender Offer, or vote their shares in favor of the Merger. Because CNET’s Board has made material omissions from, and has otherwise failed to make material disclosures in, the 14D-9 so as to provide the shareholders of the Company with the ability to make a knowledgeable and informed decision whether to tender their shares in the Tender Offer, the Board has breached its fiduciary duty of candor to the CNET shareholders by failing to disclose this material information in the 14D-9.

138. The Acquisition Director Defendants and defendant Lurie were and are under a duty (a) to fully inform themselves of CNET’s market value before taking, or agreeing to refrain from taking, action; (b) to act in the interests of the equity owners; (c) to maximize shareholder value; (d) to obtain the best financial and other terms when the Company’s independent existence will be

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materially altered by a transaction; (e) to disclose to CNET shareholders all material information concerning the Acquisition prior to recommending that CNET shareholders tender their shares in the Tender Offer and seeking a shareholder vote on the Acquisition; and (f) to act in accordance with their fundamental duties of due care, good faith and loyalty.

139. By the acts, transactions and courses of conduct alleged herein, the Acquisition Director Defendants and defendant Lurie, individually and as part of a common plan and scheme or in breach of their fiduciary duties to Lead Plaintiffs and the other members of the Class, are attempting unfairly to deprive Lead Plaintiffs and other members of the Class of the true value of their investment in CNET.

140. CNET shareholders will, if the transaction is consummated, be deprived of the opportunity for substantial gains which the Company may realize.

141. By reason of the foregoing acts, practices and course of conduct, Acquisition Director Defendants and defendants Lurie, Gillespie and Sherman have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Lead Plaintiffs and the other CNET public stockholders.

142. As a result of the actions of Acquisition Director Defendants and defendants Lurie, Gillespie and Sherman, Lead Plaintiffs and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of CNET’s assets and businesses and will be prevented from obtaining appropriate consideration for their shares of CNET common stock.

143. Unless enjoined by this Court, Acquisition Director Defendants and defendants Lurie, Gillespie and Sherman will continue to breach their fiduciary duties owed to Lead Plaintiffs and the other members of the Class, and may consummate the Acquisition which will exclude the Class from its fair proportionate share of CNET’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

144. Lead Plaintiffs and the Class have no adequate remedy at law.

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DERIVATIVE AND DEMAND EXCUSED ALLEGATIONS

145. Lead Plaintiffs bring Counts I through VIII hereof derivatively to redress the Individual Defendants’ breaches of fiduciary duties, unjust enrichment, statutory violations, and other violations of state law.

146. Lead Plaintiffs are owners of CNET common stock and were owners of CNET common stock at all times relevant hereto.

147. Lead Plaintiffs will adequately and fairly represent the interests of the Company and its shareholders in enforcing and prosecuting its rights.

148. As a result of the facts set forth herein, Lead Plaintiffs have not made any demand on the CNET Board of Directors to institute this action against the Individual Defendants. Such demand would be a futile and useless act because the Board is incapable of making an independent and disinterested decision to institute and vigorously prosecute this action.

149. At the time this action was commenced the Board consisted of six directors: defendants Bonnie, Colligan, Mohn, Nelson, and Robison, and director Peter Currie. The following table summarizes the positions held by the Backdating Director Defendants during the relevant period:

Director Name	Recipient of Backdated Options	Compensation Committee Member during relevant period	Audit Committee Member during relevant period
Bonnie	x
Colligan		x	x
Mohn	x	x	x
Nelson	x		x
Robison		x	x

150. The following directors are incapable of independently and disinterestedly considering a demand to commence and vigorously prosecute this action:

a.	Bonnie, because as an Option Recipient Defendant, he is directly interested in the improperly backdated stock option grants complained of herein;

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b.	Colligan, because as a member of the Compensation Committee, Colligan directly participated in and approved the improper backdating of stock options, as alleged herein, and as a member of the Audit Committee, he directly participated in and knowingly approved the filing of false financial statements and other false SEC filings as alleged herein and directly participated in and approved the Company’s violations of GAAP, as alleged herein. Therefore, Colligan is substantially likely to be held liable for the misconduct complained of herein. Moreover, by colluding with the Option Recipient Defendants and others, as alleged herein, Colligan has demonstrated that he is unable or unwilling to act independently of the Option Recipient Defendants;

c.	Mohn, because as an Option Recipient Defendant, he is directly interested in the improperly backdated stock option grants complained of herein. Also, as a member of the Compensation Committee, Mohn directly participated in and approved the improper backdating of stock options, as alleged herein, and as a member of the Audit Committee, he directly participated in and knowingly approved the filing of false financial statements and other false SEC filings as alleged herein and directly participated in and approved the Company’s violations of GAAP, as alleged herein. Therefore, Mohn is substantially likely to be held liable for the misconduct complained of herein. Moreover, by colluding with the other Option Recipient Defendants and others, as alleged herein, Mohn has demonstrated that he is unable or unwilling to act independently of the other Option Recipient Defendants;

d.	Nelson, because as an Option Recipient Defendant, she is directly interested in the improperly backdated stock option grants complained of herein. Also, as a member of the Audit Committee, Nelson directly participated in and knowingly approved the filing of false financial statements and other false SEC filings as alleged herein and directly participated in and approved the Company’s violations of GAAP, as alleged herein, and therefore is substantially likely to be held liable for the misconduct complained of herein. Moreover, by colluding with the other Option Recipient Defendants and others, as alleged herein, Nelson has demonstrated that she is unable or unwilling to act independently of the other Option Recipient Defendants; and

e.	Robison, because as a member of the Compensation Committee, Robison directly participated in and approved the improper backdating of stock options, as alleged herein, and as a member of the Audit Committee, he directly participated in and knowingly approved the filing of false financial statements and other false SEC filings as alleged herein and directly participated in and approved the Company’s violations of GAAP, as alleged herein. Therefore, Robison is substantially likely to be held liable for the misconduct complained of herein. Moreover, by colluding with the Option Recipient Defendants and others, as alleged herein, Robison has demonstrated that he is unable or unwilling to act independently of the other Option Recipient Defendants.

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151. Moreover, as a result of their access to and review of internal corporate documents; conversations and connections with other corporate officers, employees and directors; and attendance at management and Board meetings, each of the defendants knew the adverse, non-public information regarding the improper accounting. While in possession of this material adverse, non-public, information regarding the Company, the following members of the CNET Board participated in the illegal insider selling:

a.	Bonnie sold 1,800,000 shares of CNET stock for proceeds of $21,423,350.22 while in possession of material non-public information;

b.	Colligan sold 85,000 shares of CNET stock for proceeds of $866,712.60 while in possession of material non-public information; and

c.	Robison sold 24,167 shares of CNET stock for proceeds of $946,981.75 while in possession of material non-public information.

Because these defendants received a personal financial benefit from the challenged insider trading transaction, these defendants are interested. Also, these defendants face a substantial threat of liability for breach of their fiduciary duties for insider selling. Since these directors have breached their fiduciary duties and are interested, any demand upon them would have been futile.

152. Furthermore, demand is excused because the misconduct complained of herein was not, and could not have been, an exercise of good faith business judgment. As represented in CNET’s proxy statements, the stated purpose of the Company’s shareholder-approved stock option plans is to attract, retain, and motivate employees by providing compensation that reflects the performance of the Company and is “dependent on value created for the stockholders.” However, by granting options with backdated exercise prices, the Individual Defendants undermined the purpose of the Company’s shareholder-approved stock option plans by awarding employees compensation that had intrinsic value regardless of CNET’s performance. In effect, this practice was nothing more than secret handouts to executives and employees at the expense of unsuspecting shareholders and the Company.

153. The Individual Defendants could have achieved the stated purpose of attracting and retaining “highly capable executives” by granting them additional options under their incentive

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plans, or by granting options at a price less than the fair market value on the date of the grant and simply disclosing and expensing these grants. Instead, the Individual Defendants attracted, retained, and motivated CNET employees by backdating option grants in violation of the Company’s shareholder-approved stock option plans and improperly reporting these grants in their financial disclosures to improve their bottom line.

154. The practice of backdating stock options cannot be a valid exercise of business judgment because it has subjected CNET to potentially massive liability. CNET conducted an internal investigation and admitted to backdating stock option grants. The Company also announced that it expects to restate its previously issued financial statements due to errors in accounting for compensation expenses. Both the SEC and the U.S. Attorney’s Office have also initiated their own investigation into the Company’s historical option grants. CNET will likely suffer tax liabilities for the additional compensation it will have to expense, and it has tarnished its reputation in the investment community through this deliberate and calculated conduct.

CLASS ACTION ALLEGATIONS

155. Lead Plaintiffs bring Counts IX through X hereof individually and as a class action pursuant to Cal. Code Civ. P. § 382 on behalf of all common stockholders of the Company. Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants or their successors in interest, who have been or will be adversely affected by the conduct of the defendants alleged herein (the “Class”).

156. This action is properly maintainable as a class action.

157. The Class is so numerous that joinder of all Class members is impracticable. As of April 16, 2008, there were over 152 million shares of CNET common stock issued and outstanding, approximately 139 million of which are in the public float.

158. There are questions of law and fact that are common to the Class including, inter alia, the following:

a.	whether the Acquisition is unfair to the Class;

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b.	whether Lead Plaintiffs and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated;

c.	whether defendants have breached their fiduciary and other common law duties owed by them to Lead Plaintiffs and the other members of the Class; and

d.	whether the Class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

159. Lead Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Lead Plaintiffs’ claims are typical of the claims of the other members of the Class, and Lead Plaintiffs have the same interest as the other members of the Class. Accordingly, Lead Plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

160. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class that would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

161. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

COUNT I

Derivatively Against the Individual Defendants for

Breach of Fiduciary Duty and/or Aiding and Abetting

162. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

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163. As alleged in detail herein, each of the Individual Defendants had a fiduciary duty to, among other things, refrain from unduly benefiting themselves and other Company insiders at the expense of the Company.

164. As alleged in detail herein, the Individual Defendants breached their fiduciary duties by, among other things, engaging in a scheme to grant backdated stock options to themselves and/or certain other officers and directors of the Company and to cover up their misconduct.

165. In breach of their fiduciary duties of loyalty and good faith, the Individual Defendants agreed to and did participate with and/or aided and abetted one another in a deliberate course of action designed to divert corporate assets to themselves and/or other Company insiders.

166. The Individual Defendants’ foregoing misconduct was not, and could not have been, an exercise of good faith business judgment. Rather, it was intended to, and did, unduly benefit the Option Recipient Defendants at the expense of the Company.

167. As a direct and proximate result of the Individual Defendants’ breaches of fiduciary duties, the Company has sustained damages, including, but not limited to, the additional compensation expenses and tax liabilities the Company will be required to incur, loss of funds paid to the Company upon exercise of options, costs and expenses incurred in connection with its internal investigation, costs and expenses incurred in connection with the Company’s restatement of historical financial results, and costs and expenses incurred in connection with the SEC and U.S. Attorney’s investigations of the Company.

COUNT II

Derivatively Against the Option Recipient Defendants for

Unjust Enrichment

168. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

169. The Option Recipient Defendants were unjustly enriched by their receipt and retention of backdated stock option grants and the proceeds they received through exercising backdated stock options, as alleged herein, and it would be unconscionable to allow them to retain the benefits thereof.

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170. To remedy the Option Recipient Defendants’ unjust enrichment, the Court should order them to disgorge to the Company all of the backdated stock options they received, including the proceeds of any such options that have been exercised, sold, pledged, or otherwise monetized.

COUNT III

Derivatively Against the Insider Selling Defendants for

Violation of California Corporation Code § 25402

171. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

172. At the time that the Insider Selling Defendants sold their shares of the Company’s common stock as set forth herein, by reason of their high executive and/or directorial positions with the Company, the Insider Selling Defendants had access to highly material information regarding the Company, including the information set forth herein regarding the true adverse facts of the Company’s option backdating, improper accounting, and false financial statements.

173. At the time of such sales, that information was not generally available to the public or the securities markets. Had such information been generally available, it would have significantly reduced the market price of the Company’s shares at that time.

174. Each of the Insider Selling Defendants had actual knowledge of material, adverse non-public information regarding the Company, and thus sold their shares of the Company’s common stock in California in violation of California Corporations Code § 25402.

175. Pursuant to California Corporations Code § 25502.5, each of the Insider Selling Defendants are liable to the Company for damages in an amount up to three times the difference between the price at which the stock was sold by these defendants, and each of them, and the market value which the stock would have had at the time of the sale if the information known to these defendants had been publicly disseminated prior to that time and a reasonable time had elapsed for the market to absorb the information.

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COUNT IV

Derivatively Against the Backdating Director Defendants for Violation of

California Corporations Code § 25403

176. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

177. The Backdating Director Defendants, through their positions, possessed control and influence over the Insider Selling Defendants’ sale of CNET common stock in violation of the California Corporations Code. The Backdating Director Defendants are statutorily liable to the same extent as the Insider Selling Defendants under California Corporations Code §25403.

178. The Backdating Director Defendants are aware of the Insider Selling Defendants’ knowledge of the material, adverse, non-public information and of the Insider Selling Defendants’ intent to sell CNET common stock while in possession of the material, adverse, non-public information.

179. The Backdating Director Defendants are culpable for the Insider Selling Defendants’ underlying violations of the California Corporations Code § 25402 because of their knowledge and ability to control and influence the Insider Selling Defendants and because their involvement in preparing and/or approving financial reports that improperly accounted for the Company’s compensation expenses related to grants of stock options to CNET officers, directors and employees.

180. Under the California Corporations Code § 25403, the Backdating Director Defendants, and each of them, are liable to CNET for damages in an amount up to three times the difference between the price at which CNET common stock was sold by the Insider Selling Defendants, and each of them, and the market value which that CNET common stock would have had at the time of the sale if the information known to the Individual Defendants, and each of them, had been publicly disseminated prior to that time and a reasonable time had elapsed for the market to absorb the information.

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COUNT V

Derivatively Against the Individual Defendants for

Abuse of Control

181. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

182. The Individual Defendants’ misconduct alleged herein constituted an abuse of their ability to control and influence CNET, for which they are legally responsible.

183. As a direct and proximate result of the Individual Defendants’ abuse of control, CNET has sustained significant damages.

184. As a result of the misconduct alleged herein, the Individual Defendants are liable to the Company.

185. Lead Plaintiffs on behalf of CNET have no adequate remedy at law.

COUNT VI

Derivatively Against the Individual Defendants for Gross Management

186. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

187. By their actions alleged herein, the Individual Defendants, either directly or through aiding and abetting, abandoned and abdicated their responsibilities and fiduciary duties with regard to prudently managing the assets and business of CNET in a manner consistent with the operations of a publicly held corporation.

188. As a direct and proximate result of the Individual Defendants’ gross mismanagement and breaches of duty alleged herein, CNET has sustained significant damages.

189. As a result of the misconduct and breach of duties alleged herein, the Individual Defendants are liable to the Company.

190. Lead Plaintiffs on behalf of CNET have no adequate remedy at law.

COUNT VII

Derivatively Against the Individual Defendants for Waste of Corporate Assets

191. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

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192. As a result of the improprieties alleged herein, and by failing to properly consider the interests of the Company and its public shareholders by failing to conduct proper supervision, the Individual Defendants have caused CNET to waste valuable corporate assets and to incur costs in connection with conducting investigations, hiring outside counsel, accounting firms and consultants, and restating CNET’s past financials to correct for the improperly backdated stock option grants.

193. As a result of the waste of corporate assets, the Individual Defendants are liable to the Company.

194. Lead Plaintiffs on behalf of CNET have no adequate remedy at law.

COUNT VIII

Derivatively Against the Individual Defendants for

Violation of California Civil Code §1709 and § 1710 for Deceit

195. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

196. California Civil Code §1709 provides that “One who will fully deceive another with intent to induce him to alter his position to his injury or risk, is liable for any damage” suffered as a result of the deceit.

197. California Civil Code section 1710 provides as follows:

A Deceit, within the meaning of California Civil Code §1709, is either:

a.	the suggestion, as a fact, of that which is not true, by one who does not believe it to be true, commonly referred to as intentional misrepresentation;

b.	the assertion, as a fact, of that which is not true, by one who has no reasonable ground for believing it to be true, commonly referred to as negligent misrepresentation;

c.	the suppression of a fact, by one who is bound to disclose it or who gives information of other facts which are likely to mislead for want of communication of that fact, commonly referred to as concealment; and

d.	a promise, made without any intention of performing it, commonly referred to as false promise.

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198. By taking action to backdate their stock option grants from CNET, the Individual Defendants committed fraudulent deceit within the meaning of California Civil Code §§1709, 1710.

199. The receipt of backdated options constituted deceitful and material misrepresentations that the backdated grant dates conformed to the stock option plans, employment contracts or other applicable compensation policies under which the Board authorized the stock options to be awarded.

200. The Individual Defendants had actual knowledge of the falsity of these representations alleged above, or possessed insufficient knowledge to warrant any reasonable belief that the backdated stock option grants conformed to the Company’s stock option plans, employment contracts or other applicable compensation policies under which the Board had authorized such options to be awarded.

201. The Individual Defendants intended that the Company rely on their false, material representations as alleged above to the detriment of the Company.

202. The Company reasonably believed that the representations made by the Individual Defendants in connection with the backdating of their stock options to be true.

203. The Company reasonably relied on the representations made by the Option Recipient Defendants in connection with the backdating of their stock options.

204. As a proximate result of such reliance, the Company incurred damages as further alleged herein.

205. Pursuant to California Civil Code sections §§ 1709, 1710, each of the Individual Defendants are liable to CNET for punitive damages.

WHEREFORE, Lead Plaintiffs demand judgment with respect to Counts I through VIII as follows:

A.	Against the Individual Defendants and in favor of the Company for the amount of damages sustained by the Company as a result of their misconduct;

B.	Ordering the Option Recipient Defendants to disgorge to the

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Company all of the backdated stock options they received, including the proceeds of any such options that have been exercised, sold, pledged, or otherwise monetized, and imposing a constructive trust thereover;

C.	Awarding the Company treble damages against the Insider Selling Defendants as provided by California Corporations Code § 25502.05;

D.	Against the Backdating Director Defendants and in favor of the Company, for the amount of damages the Company has sustained under California Corporations Code § 25403;

E.	Against the Individual Defendants and in favor of the Company, for punitive damages as provided by California Civil Code §§1709, 1710;

F.	Determining that this action is a proper class action under Cal. Code Civ. P. § 382, and that Lead Plaintiffs are proper class representatives;

G.	Granting appropriate equitable relief to remedy Individual Defendants’ breaches of fiduciary duties;

H.	Ordering an accounting of all stock option grants made to the Option Recipient Defendants, including, but not limited to, the dates of the grants, the amounts of the grants, the value of the grants, the recipients of the grants, the dates the stock options were exercised, as well as the disposition of any proceeds received by the Option Recipient Defendants via sale or other exercise of the grants;

I.	Ordering all contracts which provide for stock option grants to the Option Recipient Defendants and were entered into during the relevant period should, therefore, be rescinded, with all sums paid under such contracts returned to the Company, and all such executory contracts cancelled and declared void;

J.	Awarding to Lead Plaintiffs the costs and disbursements of the action, including reasonable attorneys’ fees, accountants’ and experts’ fees, costs, and expenses; and

K.	Granting such other and further relief as the Court deems just and proper.

COUNT IX

Class Action Claim Against Defendants Mohn, Ashe, Colligan, Currie, Lyons,

Nelson, Robison, Rosenthal, Lurie, Gillespie and Sherman for Breach of

Fiduciary Duties of Good Faith and Loyalty

206. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

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207. Defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson, Robison, and Rosenthal have violated the fiduciary duties they owe to the shareholders of CNET by failing to maximize shareholder value in a change of control transaction. The Merger favors the interests of the Individual Defendants and other CNET insiders to the detriment of Lead Plaintiffs and the Class by providing the Individual Defendants with the opportunity to: (i) extinguish their liability in connection with their options backdating scheme at CNET, (ii) cash out all unvested backdated stock options and other in the money stock options, (iii) receive options to purchase CBS stock in exchange for their otherwise worthless underwater CNET stock options, (iv) in the cases of Ashe, Lurie and Sherman, negotiate special compensation for them from CBS for CNET’s execution of the Merger Agreement as well as substantial guaranteed payments from CBS in the years following consummation of the Merger, in the face of JANA’s legitimate efforts to effect a change in CNET’s leadership and direction, and (v) otherwise negotiate independently for the exchange of their CNET equity interests in the Merger. Defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson, Robison, and Rosenthal’s negotiation of the Merger therefore demonstrates a clear absence of the fiduciary duties of due care and loyalty owed to Lead Plaintiffs and the Class.

208. Defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson, Robison, and Rosenthal failed to properly inform themselves of CNET’s highest transactional value and failed to do so because of their interest in entering into the Merger in order to shield themselves from personal liability for Lead Plaintiffs’ derivative claims. In addition, these same defendants sought to further their own financial benefit at the cost of CNET’s shareholders. By causing CNET to enter into a sale of the Company, defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson, Robison, and Rosenthal have deprived Lead Plaintiffs and the Class of the opportunity to realize the higher price other buyers might be willing to pay for CNET shares, or the value that their CNET shares would have if the Company remained an independent entity.

209. In light of the long-term value of CNET, CNET’s shareholders will be receiving an inadequate takeover premium over CNET’s stock price prior to the announcement of the Acquisition.

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210. Defendants Lurie, Gillespie and Sherman, because of their positions as senior executives of the Company, likewise owed fiduciary duties of good faith and loyalty and violated such duties by negotiating substantial compensation from CBS for CNET’s execution of the Merger Agreement as well as additional compensation from CBS in the years following the Merger, all in the face of shareholder-driven efforts to effect a change in CNET’s leadership.

211. The consideration of $11.50 in cash for each share of CNET is and will be irreparably harmful to CNET shareholders because it is not the result of an appropriate consideration of the value of CNET because defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson, Robison, and Rosenthal have engaged in negotiations to sell the Company without taking steps to fairly and accurately ascertain CNET’s value, and defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson, Robison, and Rosenthal who were involved in the Merger negotiation process possess ulterior motives and/or substantial conflicts of interest that preclude them from independently and fairly evaluating the merits of the Acquisition.

212. By reason for the foregoing, Lead Plaintiffs and other CNET shareholders will suffer irreparable injury, including injury for which there is no adequate remedy at law, if the Acquisition is consummated.

COUNT X

Class Action Claim Against Defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson,

Robison, and Rosenthal for Breaches of the Fiduciary Duty of Candor

213. Lead Plaintiffs incorporate by reference and reallege each and every allegation set forth above, as though fully set forth herein.

214. As described herein, the defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson, Robison, and Rosenthal have caused the dissemination of the 14D-9, which contains material misstatements and omissions relating to the Acquisition.

215. By reason of the foregoing, Lead Plaintiffs and other CNET common shareholders will suffer irreparable injury, including injury for which there is no adequate remedy at law, if the Acquisition is consummated.

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WHEREFORE, Lead Plaintiffs demand judgment and preliminary and permanent relief with respect to Counts IX and X, including injunctive relief, in their favor and in favor of the Class and against Defendants Mohn, Ashe, Colligan, Currie, Lyons, Nelson, Robison, Rosenthal, Lurie, Gillespie and Sherman as follows:

A.	Declaring that this action is properly maintainable as a class action;

B.	Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the Acquisition Director Defendants and defendant Lurie and is therefore unlawful and unenforceable;

C.	Enjoining Acquisition Director Defendants from proceeding with the Acquisition;

D.	Enjoining Acquisition Director Defendants from consummating the Acquisition, or a business combination with a third party, unless and until the Company adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for the Company;

E.	Directing the Acquisition Director Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

F.	Directing Acquisition Director Defendants to amend the 14D-9 to disclose to CNET shareholders all material information relating to the Acquisition;

G.	Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof;

H.	Awarding Lead Plaintiffs and the Class appropriate damages;

I.	Awarding Lead Plaintiffs the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees;

J.	Granting such other and further relief as this Court may deem just and proper.

JURY TRIAL DEMANDED

Lead Plaintiffs demand a trial by jury on all issues so triable.

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Dated: June 6, 2008	Respectfully submitted,

AUDET & PARTNERS, LLP

William M. Audet (No. 117456)
221 Main Street, Suite 1460 San Francisco, CA 94105 Telephone: (415) 568-2555 Facsimile: (415) 568-2556

Liaison Counsel for Lead Plaintiffs

SCHIFFRIN BARROWAY
TOPAZ & KESSLER, LLP
Eric L. Zagar
Lee D. Rudy
Robin Winchester
Tara P. Kao
280 King of Prussia Road Radnor, PA 19087 Telephone: (610) 667-7706 Facsimile: (610) 667-7056

FEDERMAN & SHERWOOD
William B. Federman
Stuart W. Emmons
10205 N. Pennsylvania Ave. Oklahoma City, OK 73120 Telephone: (405) 235-1560 Facsimile: (405) 239-2112

ROBBINS UMEDA & FINK LLP
Brian J. Robbins
Jeffrey P. Fink
Kevin A. Seely
Cathy K. Kazemi
610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: (619) 525-3990 Facsimile: (619) 525-3991

Attorneys for Lead Plaintiffs

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